SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐ Definitive Additional Materials
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Marriott International, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Corporate Headquarters and Mailing Address:

10400 Fernwood Road

Bethesda, Maryland 20817

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD FRIDAY, MAY 7, 2010

To our Shareholders:

April 2, 2010

The 2010 annual meeting of shareholders of Marriott International, Inc. (the “Company”) will be held at the JW Marriott Hotel, 1331 Pennsylvania Avenue, N.W., Washington, D.C. 20004 on Friday, May 7, 2010, beginning at 10:30 a.m. Doors to the meeting will open at 9:30 a.m. At the meeting, shareholders will act on the following matters:

1.	Election of the 11 director nominees named in the proxy statement;

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2010; and

3.	Any other matters that may properly be presented at the meeting.

Shareholders of record at the close of business on March 16, 2010, are entitled to notice of and to vote at this meeting.

For the convenience of our shareholders, proxies may be given either by telephone, electronically through the Internet, or by completing, signing, and returning the enclosed proxy card. In addition, shareholders may elect to receive future shareholder communications, including proxy materials, through the Internet. Instructions for each of these options can be found in the enclosed materials.

By order of the Board of Directors,

Bancroft S. Gordon
Secretary

PLEASE REFER TO THE OUTSIDE BACK COVER FOR DIRECTIONS TO THE MEETING AND INFORMATION ON PARKING, PUBLIC TRANSPORTATION AND LODGING.

NOTICE: This is the first year that brokers are not permitted to vote on the election of directors without instructions from the beneficial owner, as discussed in more detail in the Proxy Statement. Therefore, if you hold your shares through a broker or other nominee, they will not be voted in the election of directors unless you affirmatively vote your shares in accordance with the voting instructions provided by that institution.

i

MARRIOTT INTERNATIONAL, INC.

10400 FERNWOOD ROAD, BETHESDA, MARYLAND 20817

PROXY STATEMENT

Our Board of Directors (the “Board”) solicits your proxy for the 2010 annual meeting of shareholders of Marriott International, Inc. (“we,” “us,” “Marriott” or the “Company”) to be held on Friday, May 7, 2010, beginning at 10:30 a.m., at the JW Marriott Hotel, 1331 Pennsylvania Avenue, N.W., Washington, D.C. 20004, and at any postponements or adjournments of the meeting. This proxy statement is first being released to shareholders by the Company on or about April 2, 2010.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 7, 2010:

THE PROXY STATEMENT AND ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT http://bnymellon.mobular.net/bnymellon/mar

QUESTIONS AND ANSWERS ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters described in the accompanying notice of meeting. These actions include the election of the 11 director nominees listed below, ratification of the appointment of the independent registered public accounting firm (sometimes referred to as the “independent auditor”); and any other matters that may be properly presented at the meeting. In addition, our management will report on the Company’s performance during fiscal 2009 and respond to questions from shareholders.

Who is entitled to vote?

Only shareholders of record at the close of business on the record date, March 16, 2010, are entitled to receive notice of and to vote at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of the Company’s Class A common stock entitles its holder to cast ten votes on each matter to be voted upon.

Who can attend the meeting?

All shareholders of record at the close of business on the record date, or their duly appointed proxies, may attend the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

You will find directions to the meeting, and information on parking, public transportation and lodging, on the back cover of this proxy statement.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Class A common stock of the Company outstanding on the record date and entitled to vote will constitute a quorum. A quorum is required for business to be conducted at the meeting. As of the March 16, 2010 record date, 360,632,034 shares of our Class A common stock were outstanding and entitled to vote. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. Similarly, “broker non-votes” (described below) will be counted in determining whether there is a quorum.

How do I vote?

You may vote either by casting your vote in person at the meeting, or by marking, signing and dating each proxy card you receive and returning it in the prepaid envelope, by telephone, or electronically through the Internet by following the instructions included on your proxy card. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which are designed to comply with Delaware law, allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded.

If you hold your shares in “street name” through a broker or other nominee, you may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that institution.

What does the Board recommend?

The Board’s recommendations are set forth after the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR election of the 11 director nominees (see Item 1 on page 5); and

•	FOR ratification of the appointment of the independent auditor (see Item 2 on page 6).

Unless you give other instructions, the persons named as proxy holders on the proxy card will vote in accordance with the Board’s recommendations.

How will my shares be voted?

Your shares will be voted as you indicate on the proxy card. If you return your signed proxy card but do not mark the boxes indicating how you wish to vote, your shares will be voted FOR the election of the 11 director nominees listed below and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor for 2010.

Can I change my vote or revoke my proxy after I return my proxy card, or after I vote by telephone or electronically?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the meeting. Regardless of the way in which you submitted your original proxy, you may change it by:

(1)	Returning a later-dated signed proxy card;

(2)	Delivering a written notice of revocation to BNY Mellon Shareowner Services, P.O. Box 358015, Pittsburgh, PA 15252-8015;

(3)	Voting by telephone or the Internet; or

(4)	Voting in person at the meeting.

If your shares are held through a broker or other nominee, you will need to contact that institution if you wish to change your voting instructions.

How do I vote my 401(k) shares?

If you participate in the Company’s Employees’ Profit Sharing, Retirement and Savings Plan and Trust (the “401(k) Plan”) or the Sodexo Employee Savings Plan, you may give voting instructions as to the number of share equivalents allocated to your account as of the record date. You may provide voting instructions to the trustee under the applicable plan by completing and returning the proxy card accompanying this proxy statement. The trustee will vote your shares in accordance with your duly executed instructions if they are received by 11:59 p.m. Eastern Time, Tuesday, May 4, 2010. If you do not send instructions by this deadline or if you do not vote by proxy or return your proxy card with an unclear voting designation or no voting designation at all, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

What vote is required to approve each item?

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion on some of the items to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those items and will not be counted in determining the number of shares necessary for approval for each item.

In the election of directors, each nominee must receive more “FOR” votes than “AGAINST” votes in order to be elected as a director. Instructions to “ABSTAIN” and broker non-votes will have no effect on the election of directors. Beginning this year, your broker or nominee will not be permitted to vote on the election of directors without instructions from the beneficial owner. As a result, if you hold your shares through a broker or nominee, they will not be voted in the election of directors, unless you affirmatively vote your shares in accordance with the voting instructions provided by that institution.

For ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, the affirmative vote of the holders of a majority of the shares of Class A common stock represented in person or by proxy and entitled to vote on the item will be required for approval. Instructions to “ABSTAIN” with respect to this item will not be treated as votes cast, although they will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an abstention will have the effect of a vote “AGAINST” this item. Broker non-votes will not have any effect on the outcome of votes for this item.

Who will count the vote?

Representatives of BNY Mellon Shareowner Services, our independent stock transfer agent, will count the votes and act as the inspector of election.

What shares are included on my proxy card(s)?

The shares on your proxy card(s) represent ALL of your shares of Class A common stock that the Company’s stock transfer records indicate that you hold, including (i) any shares you may hold through the BNY Mellon Shareowner Services Program for Marriott International, Inc. Shareholders administered by The Bank of New York Mellon; (ii) if you are a current or former Marriott employee, any shares that may be held for your account by The Northern Trust Company as custodian for the 401(k) Plan; and (iii) if you are a current or former Sodexo Inc. employee, any shares that may be held for your account by State Street Bank and Trust Company as trustee for the Sodexo Employee Savings Plan. If you have shares in the 401(k) Plan or the Sodexo Employee Savings Plan and do not vote by proxy, or return your proxy card with an unclear voting designation or no voting designation at all, then Northern Trust or State Street, as applicable, will vote your shares in proportion to the way the other 401(k) Plan participants or Sodexo Employee Savings Plan participants, as applicable, voted their shares. Shares that are held in “street name” through a broker or other nominee are not included on the proxy card(s) furnished by the Company, but the institution will provide you with a voting instruction form.

What does it mean if I receive more than one proxy card?

If your shares are registered under different names or are held in more than one account, you may receive more than one proxy card. To ensure that all your shares are voted, please sign and return all proxy cards, or if you choose, vote by telephone or through the Internet using the personal identification number printed on each proxy card. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, BNY Mellon Shareowner Services, at (800) 311-4816.

How will voting on any other business be conducted?

Although we currently do not know of any business to be considered at the 2010 annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting, your proxy gives authority to J.W. Marriott, Jr. and/or Arne M. Sorenson to vote on such matters at their discretion.

When are shareholder proposals for the 2011 annual meeting of shareholders due?

To be considered for inclusion in our proxy statement for the 2011 annual meeting of shareholders, shareholder proposals must be received at our offices no later than the close of business December 3, 2010. Proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, and must be submitted in writing to the Corporate Secretary, Marriott International, Inc., Department 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817.

In addition, our bylaws require that, if a shareholder desires to introduce a shareholder proposal or nominate a director candidate from the floor of the 2011 annual meeting of shareholders, the shareholder must submit such proposal or nomination in writing to the Company’s Secretary at the above address after January 7, 2011 and no later than February 6, 2011. The written proposal or nomination must comply with our bylaws. The Chairman of the meeting may refuse to acknowledge or introduce any shareholder proposal or the nomination of any person made after February 6, 2011, or that does not comply with our bylaws. If a shareholder fails to meet these deadlines or satisfy the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, the proxies we solicit allow us to vote on such proposals as we deem appropriate. You can find a copy of our bylaws in the Investor Relations section of the Company’s website (www.marriott.com/investor) by clicking on “Corporate Governance” and then “Governance Documents” or you may obtain a copy by submitting a request to the Corporate Secretary, Marriott International, Inc., Department 52/862, 10400 Fernwood Road, Bethesda, Maryland, 20817.

How much did this proxy solicitation cost and who paid that cost?

The Company paid for this proxy solicitation. We hired MacKenzie Partners, Inc. to assist in the distribution of proxy materials and solicitation of votes for an estimated fee of $6,500, plus reimbursement of certain out-of-pocket expenses. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. Proxies will be solicited by mail, telephone, or other means of communication. Our directors, officers and regular employees who are not specifically employed for proxy solicitation purposes and who will not receive any additional compensation for such activities may also solicit proxies.

Can I receive future shareholder communications electronically through the Internet?

Yes. You may elect to receive future notices of meetings, proxy materials and annual reports electronically through the Internet. If you have previously consented to electronic delivery, your consent will remain in effect until withdrawn. To consent to electronic delivery:

•

If your shares are registered in your own name, and not in “street name” through a broker or other nominee, simply log in to the Internet site maintained by our transfer agent, BNY Mellon Shareowner Services, at www.bnymellon.com/shareowner/isd and the step-by-step instructions will prompt you through enrollment.

•

If your shares are registered in “street name” through a broker or other nominee, you must first vote your shares using the Internet, at www.proxyvote.com, and immediately after voting, fill out the consent form that appears on-screen at the end of the Internet voting procedure.

You may withdraw this consent at any time and resume receiving shareholder communications in print form.

PROPOSALS TO BE VOTED ON

ITEM 1— Election of Directors

All of our directors are standing for election at the 2010 annual meeting, and each director elected will hold office for a term expiring at the 2011 annual meeting of shareholders or until his or her successor is elected or appointed.

The following current directors of the Company have been nominated for re-election as a director:

J.W. Marriott, Jr.	John W. Marriott III	W. Mitt Romney
Mary K. Bush	George Muñoz	William J. Shaw
Lawrence W. Kellner	Harry J. Pearce	Lawrence M. Small
Debra L. Lee	Steven S Reinemund

You can find information on the director nominees beginning on page 8.

We do not know of any reason why any of the nominees would be unable to serve. However, if any of the nominees should become unable to serve as a director, the Board may designate a substitute nominee or reduce the size of the Board. If the Board designates a substitute nominee, the persons named as proxies will vote “FOR” that substitute nominee.

The Company’s bylaws prescribe the voting standard for election of directors as a majority of the votes cast in an uncontested election, such as this one, where the number of nominees does not exceed the number of directors to be elected. Under this standard, a nominee must receive more “FOR” votes than “AGAINST” votes in order to be elected as a director. In a contested election, where the number of nominees exceeds the number of directors to be elected (which is not the case at the 2010 annual meeting), the directors will be elected by a plurality of the shares present in person or by proxy and entitled to vote on the election of directors. Under the Company’s Governance Principles, if a nominee who already serves as a director is not elected, that nominee shall offer to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will then recommend to the Board whether to accept or reject the resignation, or whether other action should be taken. Within 90 days of the certification of election results, the Board will publicly disclose its decision regarding whether to accept or reject the resignation.

The Board recommends a vote FOR each of the 11 director nominees.

ITEM 2—Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2010. Ernst & Young LLP, a firm of registered public accountants, has served as the Company’s independent registered public accounting firm since May 3, 2002. Ernst & Young LLP will examine and report to shareholders on the consolidated financial statements of the Company and its subsidiaries.

Representatives of Ernst & Young LLP will be present at the annual meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions. You can find information on pre-approval of independent auditor fees and Ernst & Young LLP’s 2009 and 2008 fees beginning on page 20.

The Board has put this proposal before the shareholders because the Board believes that seeking shareholder ratification of the appointment of the independent auditor is good corporate practice. If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will evaluate the basis for the shareholders’ vote when determining whether to continue the firm’s engagement.

The Board recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2010.

CORPORATE GOVERNANCE

Board Leadership Structure

The Company operates using a board leadership structure commonly used by other public companies in the United States. Under this structure, the chief executive officer also serves as chairman of the board. J.W. Marriott, Jr., the son of Company founder, J. W. Marriott, has served as the Chairman and CEO of the Company since 1985. Mr. Marriott is recognized as an iconic leader in the hospitality industry. The Board, as well as our investors and customers, recognizes that Mr. Marriott’s association with the Company in that consolidated leadership capacity provides a unique, intrinsic value to the franchise that gives us a significant competitive advantage. Having one person serve as both the chairman and the CEO demonstrates to our employees, investors, customers and other constituents that the Company is under strong leadership with a single person having primary responsibility for management of our operations, under the oversight and review of the Board. A single leader also eliminates the potential for confusion or duplication of efforts and enables the Chairman and CEO to act as the key link between the Board and other members of management.

While the independent directors have not designated a lead independent director, the Chairman of our Nominating and Corporate Governance Committee fulfills the same responsibilities as the lead directors at many companies. These responsibilities include presiding over the meetings of the independent directors, coordinating the activities of the independent directors and facilitating communications between the Chairman and CEO and the other Board members. That person also is a standing member of the Company’s two-person Executive Committee along with the Chairman and CEO. The Chairman of the Nominating and Corporate Governance Committee also coordinates the evaluation of Board and Committee performance, the assessment and evaluation of Board candidates, and the monitoring of corporate governance developments and recommendations for changes to the Company’s governance practices. We believe that the role played by the Chairman of the Nominating and Corporate Governance Committee provides strong, independent Board leadership.

Eight of our 11 directors are independent, and the Audit, Compensation Policy and Nominating and Corporate Governance committees are comprised solely of independent directors. Consequently, the independent directors directly oversee such critical items as the Company’s financial statements, executive compensation, the selection and evaluation of directors and the development and implementation of our corporate governance programs.

At least annually, the Board reviews our Board leadership structure as part of the succession planning process that is described in our Governance Principles (see discussion below under “Governance Principles”). We believe that our current leadership structure, in which the CEO serves as Chairman, together with an experienced and engaged Chairman of the Nominating and Corporate Governance Committee (who plays a role similar to that of lead director at many companies) and independent key committees, has been effective and remains the optimal structure for our Company and our shareholders at this time.

Selection of Director Nominees

The Nominating and Corporate Governance Committee will consider candidates for Board membership suggested by its members, other Board members, management and shareholders. As a shareholder, you may recommend any person for consideration as a nominee for director by writing to the Nominating and Corporate Governance Committee of the Board of Directors, c/o Marriott

International, Inc., Department 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817. Recommendations must include the name and address of the shareholder making the recommendation, a representation that the shareholder is a holder of record of Class A common stock, biographical information about the individual recommended and any other information the shareholder believes would be helpful to the Nominating and Corporate Governance Committee in evaluating the individual recommended.

Once the Nominating and Corporate Governance Committee has identified a candidate, the Committee evaluates the candidate against the qualifications set out in the Company’s Governance Principles, including:

•	character, judgment, personal and professional ethics, integrity, values, and familiarity with national and international issues affecting business;

•	depth of experience, skills, and knowledge complementary to the Board and the Company’s business; and

•	willingness to devote sufficient time to carry out the duties and responsibilities effectively.

While the Company does not have a formal diversity policy relating to the selection of directors, the Committee also considers such other relevant factors as it deems appropriate, including the representation of diverse viewpoints. The Committee makes a recommendation to the full Board as to any persons it believes should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee. The procedures for considering candidates recommended by a shareholder for Board membership are consistent with the procedures for candidates recommended by members of the Nominating and Corporate Governance Committee, other members of the Board or management.

Our Board of Directors

Each of the following individuals presently serves on our Board and has a term of office expiring at the 2010 annual meeting. The age shown below for each director is as of May 7, 2010, which is the date of the annual meeting. Each director has been nominated to serve until the 2011 annual meeting of shareholders and until his or her successor is elected and qualified, or until such director’s earlier death, resignation or removal. Set forth below is each director’s biography as well as the qualifications and experiences each director brings to our Board, in addition to the general qualifications discussed above.

J.W. Marriott, Jr. (Chairman of the Board), age: 78. Mr. Marriott is Chairman of the Board of Directors and our Chief Executive Officer. He joined Marriott Corporation in 1956, became President in 1964, Chief Executive Officer in 1972 and Chairman of the Board in 1985. He serves on the board of trustees of The J. Willard & Alice S. Marriott Foundation, is a member of the Executive Committee of the World Travel & Tourism Council, and is a member of the National Business Council. Mr. Marriott has served as our Chairman and Chief Executive Officer since the Company’s inception in
1997, and served as Chairman and Chief Executive Officer of the Company’s predecessors since 1985. He is the father of John W. Marriott III, the Vice Chairman of the Company’s Board of Directors. Mr. Marriott has been a director of the Company or its predecessors since 1964.

As a result of his service as CEO of the Company for the past 39 years, Mr. Marriott brings to the Board extensive leadership experience with, and knowledge of, the Company’s business and strategy as well as a historical perspective on the Company’s growth and operations. Mr. Marriott’s iconic status in the hospitality industry provides a unique advantage to the Company.

John W. Marriott III (Vice Chairman of the Board), age: 48. Mr. Marriott is Chief Executive Officer of JWM Family Enterprises, L.P., a private partnership which develops and owns hotels. He was appointed Vice Chairman of the Company’s Board of Directors in October 2005. Until December 30, 2005, Mr. Marriott was the Company’s Executive Vice President-Lodging and President of North American Lodging. Over the past 30 years, Mr. Marriott also served in a number of other positions with the Company and its predecessors, including Executive Vice President of Sales & Marketing, Brand Management, and Operations Planning and Support, Senior Vice President for
Marriott’s Mid- Atlantic Region, Vice President of Development, Director of Finance, General Manager, Director of Food & Beverage, restaurant manager and cook. In April 2002, Mr. Marriott was named by the U.S. Department of Commerce and the Japanese government to co-chair a special task force to promote travel between the United States and Japan. In January 2004, he was named one of the most influential executives by Business Travel News. Mr. Marriott serves as Chairman of the Board of the National Zoo and is a director of the board of the Washington Airport Task Force. He is the son of J.W. Marriott, Jr. Mr. Marriott has been a director of the Company since 2002.

Mr. Marriott provides the Board with extensive executive and operations experience with the Company, international experience that provides insight into countries in which the Company operates, and significant knowledge of the Company’s industry given his ongoing role as a CEO in the lodging sector of the hospitality industry.

Mary K. Bush, age: 61. The Honorable Mary K. Bush has served as President of Bush International, LLC, an advisor to U.S. corporations and foreign governments on international capital markets, strategic business and economic matters, since 1991. She has held several Presidential appointments including the U.S. Government’s representative on the IMF Board and Director of Sallie Mae. She also was head of the Federal Home Loan Bank System during the aftermath of the Savings and Loan crisis and was advisor to the Deputy Secretary of the U.S. Treasury Department. Earlier in her career, she managed global banking and corporate finance relationships at New York money center banks including Citibank, Banker’s Trust, and Chase. In 2006, President Bush appointed her Chairman of the congressionally chartered HELP Commission on reforming foreign aid. In 2007, she was appointed by the Secretary of the Treasury to the U.S. Treasury Advisory Committee on the Auditing Profession. She is a member of the board of directors of Discover Financial Services, ManTech International Corporation, United Airlines, and the Pioneer Family of Mutual Funds. Ms. Bush also was a director of Briggs & Stratton, Inc. from 2004 to April 2009. She serves on the Kennedy Center’s Community Advisory Board and on the U.S. Advisory Board of the Global Leadership Foundation. Ms. Bush has been a director of the Company since May 2008.

Ms. Bush brings to the Board extensive financial and governmental affairs experience, her knowledge of corporate governance and financial oversight gained from her membership on the boards of other public companies, knowledge of public policy matters and her significant experience providing strategic advisory services in the political and international arenas.

Lawrence W. Kellner, age: 51. Mr. Kellner is President of Emerald Creek Group LLC, a private equity firm. He served as Chairman and Chief Executive Officer of Continental Airlines, Inc. from December 2004 through December 2009. He served as President and Chief Operating Officer of Continental Airlines from March 2003 to December 2004, as President from May 2001 to March 2003 and was a member of Continental Airlines’ board of directors from May 2001 to December 2009. On the civic front, he is Vice Chairman of the board of directors for the Greater Houston Partnership and a member of the board of directors of Methodist Hospital and the Spring Branch Education Foundation and is a member of the Boy Scouts of America National Executive Board and Sam Houston Area Council Board. Mr. Kellner has been a director of the Company since 2002.

Mr. Kellner brings to the Board and our Nominating and Corporate Governance Committee, of which he is Chairman, experience as CEO of one of the largest airline companies in the world with significant management, strategic and operational responsibilities in the travel and leisure industry. He also provides extensive knowledge in the fields of finance and accounting gained from his background as Chief Financial Officer at Continental and other companies.

Debra L. Lee, age: 55. Ms. Lee is Chairman and Chief Executive Officer of BET Networks, a media and entertainment subsidiary of Viacom, Inc. that owns and operates Black Entertainment Television and several other ventures. She joined BET in 1986 and served in a number of executive posts before ascending to her present position in January 2006, including President and Chief Executive Officer from June 2005, President and Chief Operating Officer from 1995 to May 2005, Executive Vice President and General Counsel, and Vice President and General Counsel. Prior to joining BET, Ms. Lee was an attorney with Washington, D.C.- based law firm Steptoe & Johnson. She serves on the boards of directors of the following publicly traded companies: Eastman Kodak Company, WGL Holdings, Inc., and Revlon, Inc. She is also a director of the following professional and civic organizations: the National Cable & Telecommunications Association, Center for Communication, Girls, Inc., the Kennedy Center’s Community & Friends, the National Symphony Orchestra, and the Alvin Ailey Dance Theater. She also is a Trustee at Brown University. Ms. Lee has been a director of the Company since 2004.

Ms. Lee provides our Board and our Committee for Excellence, which she chairs, with proven leadership and business experience as the CEO of a major media and entertainment company, extensive management and corporate governance experience gained from that role as well from her membership on the boards of other public companies, her legal experience, and insights gained from her extensive involvement in civic, community and charitable activities.

George Muñoz, age: 58. Mr. Muñoz has been a principal in the Washington, D.C.-based firm Muñoz Investment Banking Group, LLC since 2001. He has also been a partner in the Chicago-based law firm Tobin, Petkus & Muñoz LLC since 2001. He served as President and Chief Executive Officer of Overseas Private Investment Corporation from 1997 to January 2001. Mr. Muñoz was Chief Financial Officer and Assistant Secretary of the U.S. Treasury Department from 1993 until 1997. Mr. Muñoz is a certified public accountant and an attorney. He is a director of the following publicly traded companies:
Altria Group, Inc. and Anixter International, Inc. He also serves on the board of trustees of the National Geographic Society. He was also a director of Esmark, Inc. from December 2006 to August 2008 and Archipelago Holdings Co. from August 2004 to May 2006. Mr. Muñoz has been a director of the Company since 2002.

Mr. Muñoz’s provides our Board and our Audit Committee, of which he is Chairman, with extensive knowledge in the fields of finance and accounting, his knowledge of investment banking, legal experience, corporate governance experience and audit oversight experience gained from his membership on the boards and audit committees of other public companies.

Harry J. Pearce, age: 67. Mr. Pearce served as Chairman of Nortel Networks Corporation from 2005 to 2009 and has served as Chairman of MDU Resources Group, Inc. since 2006. Mr. Pearce was a director of General Motors from 1996 to 2001 and served as Chairman of Hughes Electronics Corporation, a subsidiary of General Motors Corporation, from May 2001 until the sale by General Motors of its interest in Hughes in December 2003. He had served on the Hughes Electronics Corporation board since 1992. Mr. Pearce was General Counsel of General Motors from 1987 to 1994 and is a fellow of the American
College of Trial Lawyers and International Society of Barristers. Mr. Pearce is a member of the board of directors of The National Defense University Foundation. He also serves on the board of trustees of Northwestern University and The United States Air Force Academy Endowment. Mr. Pearce has been a director of the Company or its predecessors since 1995.

Mr. Pearce brings to the Board operating, business and management experience as Chairman of two major public companies, extensive management and corporate governance experience gained from those roles and membership on the boards of those and other public companies, and legal experience.

W. Mitt Romney, age: 63. Governor Romney most recently served as the Governor of the Commonwealth of Massachusetts from 2003 through 2007. He was also a candidate for the 2008 Republican presidential nomination. Prior to his time as Governor, he was President and Chief Executive Officer of the 2002 Winter Olympic Games in Salt Lake City. Gov. Romney started his career in business in 1978 as a Vice President of Bain & Company, Inc., a management consulting firm based in Boston, Massachusetts. In 1984, he left Bain & Company, Inc. to co-found a spin-off private equity investment company, Bain Capital, where he worked until 1998. Gov. Romney served as a director of the Company or its predecessors from 1993 through 2002 and rejoined the Board in January 2009.

Gov. Romney brings to our Board and our Finance Committee, of which he is Chairman, his unique blend of management experience in both the corporate and government sectors, knowledge of public policy matters as a result of his service as the Governor of the Commonwealth of Massachusetts and financial services experience from his positions with Bain & Company and Bain Capital.

Steven S Reinemund, age: 62. Mr. Reinemund has served as the Dean of Business and Professor of Leadership Strategy at Wake Forest University since July 2008. In 2007, Mr. Reinemund retired from Pepsico where he served as Chairman and Chief Executive Officer from 2001 until 2006 and Chairman until May 2007. He joined Pepsico in 1984 and held the positions of President and Chief Executive Officer Pizza Hut, Chairman and Chief Executive Officer Frito-Lay and President and Chief Operating Officer Pepsico. He was a director of Pepsico from 1996 until May 2007. He is a director of the following publicly traded companies: American Express Company and Exxon Mobil Corp. Mr. Reinemund is also a member of the board of directors of the United States
Naval Academy Foundation and the Cooper Institute. He was formerly a director of Johnson & Johnson from 2003 to 2008. Mr. Reinemund has been a director of the Company since 2007.

As a result of his background as Chairman and CEO of Pepsico, a Fortune 500 company, Mr. Reinemund brings to the Board and our Compensation Policy Committee, of which he is Chairman, demonstrated leadership capability and extensive knowledge of complex financial and operational issues facing large branded companies, as well as extensive management and corporate governance experience gained from that role and from membership on the boards of other public companies.

William J. Shaw, age: 64. Mr. Shaw became Vice Chairman of the Company on May 1, 2009. He previously served as President and Chief Operating Officer of the Company or its predecessors since 1997. He joined Marriott Corporation in 1974, was appointed Corporate Controller in 1979 and a Vice President in 1982. In 1986, Mr. Shaw was elected Senior Vice President-Finance and Treasurer of Marriott Corporation. He was appointed Chief Financial Officer and Executive Vice President of Marriott Corporation in April 1988. In 1992, he was named President of the Marriott Service Group. Mr. Shaw serves on the board of trustees of the University of Notre Dame and is a member of the
NCAA Leadership Advisory Board. He also serves on the board of directors of Washington Mutual Investors Fund and the United Negro College Fund. Mr. Shaw has been a director of the Company or its predecessors since 1997.

Mr. Shaw brings to the Board extensive management experience with the Company, his prominent status in the hospitality industry and a wealth of knowledge in dealing with financial and accounting matters as a result of his prior service as the Company’s Chief Financial Officer.

Lawrence M. Small, age: 68. Mr. Small is the former Secretary of the Smithsonian Institution, a position he held from January 2000 to March 2007. Mr. Small previously had been President and Chief Operating Officer of Fannie Mae from 1991 to 2000. Before joining Fannie Mae, he served as Vice Chairman and Chairman of the executive committee of the boards of directors of Citicorp and Citibank, where he worked for 27 years. He currently also serves as a director on the boards of The Chubb Corporation and New York City’s Spanish Repertory Theatre Company. Mr. Small has been a director of the Company or its predecessors since 1995.

Mr. Small provides the Board with extensive management experience, which includes his former role as President and COO of a large financial services company, and his extensive management, finance and corporate governance experience gained from that role as well as from membership on the boards of other public companies.

Sterling D. Colton, a former director of the Company’s predecessors, holds the title of director emeritus, but does not vote at or attend Board meetings and is not a nominee for election.

The Board met four times in person and once telephonically in 2009. The Company encourages all directors to attend the annual meeting of shareholders. All directors attended the Company’s annual shareholders meeting in 2009. No director attended fewer than 75% of the total number of meetings of the Board and Committees on which such director served.

Governance Principles

The Board has adopted Governance Principles that meet or exceed the New York Stock Exchange (“NYSE”) Listing Standards. The portion of our Governance Principles addressing director independence appears below, and the full text of the Governance Principles can be found in the Investor Relations section of the Company’s website (www.marriott.com/investor) by clicking on “Corporate Governance,” then “Governance Documents” and then “View Governance Information.” A copy may also be obtained upon request from the Company’s Corporate Secretary. Our Governance Principles establish the limit on the number of board memberships for the Company’s directors at three, including Marriott, for directors who are chief executive officers of public companies and five for other directors.

Director Independence

Our Governance Principles include the following standards for director independence:

5. Independence of Directors. At least two-thirds of the directors shall be independent, provided that having fewer independent directors due to the departure, addition or change in independent status of one or more directors is permissible temporarily, so long as the two-thirds requirement is again satisfied by the later of the next annual meeting of shareholders or nine months. To be considered “independent,” the board must determine that a director has no direct or indirect material relationship with Marriott. The board has established the guidelines set forth below to assist it in determining director independence. For the purpose of this section 5, references to “Marriott” include any of Marriott’s consolidated subsidiaries:

a. A director is not independent if (i) the director is, or has been within the preceding three years, employed by Marriott; (ii) the director is a current partner or employee of Marriott’s independent auditor, or was within the preceding three years a partner or employee of Marriott’s independent auditor and personally worked on the audit of Marriott within that time; (iii) an immediate family member of the director is, or has been within the preceding three years, employed by Marriott as an executive officer; (iv) an immediate family member of the director is a current partner of Marriott’s independent auditor, or is a current employee of Marriott’s independent auditor and personally works on the audit of Marriott; (v) an immediate family member of the director was within the preceding three years a partner or employee of Marriott’s independent auditor and personally worked on the audit of Marriott within that time; (vi) the director or an immediate family member is, or has been within the preceding three years, part of an interlocking directorate in which the director or an immediate family member is employed as an executive officer of another company for which a present executive officer of Marriott at the same time serves on the compensation committee of that other company; (vii) the director has received, or an immediate family member has received, during any 12-month period within the preceding three years, more than $120,000 in direct compensation from Marriott, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); or (viii) the director is a current employee, or an immediate family member is a current executive officer, of another company that does business with Marriott where the annual sales to, or purchases from, Marriott are in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or two percent of the consolidated gross annual revenues of that other company.

b. The following commercial or charitable relationships are not material relationships that would impair a Marriott director’s independence: (i) service as an executive officer of another company which is indebted to Marriott, or to which Marriott is indebted, where the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the other company; and (ii) service by a Marriott director or his or her immediate family member as an officer, director or trustee of a charitable organization, where Marriott’s discretionary charitable contributions to that organization are in an amount equal to or less than the greater of $1 million or two percent of that organization’s consolidated gross annual revenues. The board annually reviews all commercial and charitable relationships of directors, and publishes whether directors previously identified as independent continue to satisfy the foregoing tests.

c. For relationships not covered by the guidelines in paragraph (b) above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth in paragraphs (a) and (b) above.

The Board undertook its annual review of director independence in February 2010. As provided in the Governance Principles, the purpose of these reviews was to determine whether any such relationships or transactions were inconsistent with a determination that the director or nominee is independent.

During these reviews, the Board recognized the current or recent employment of J.W. Marriott, Jr., John W. Marriott III, and William J. Shaw and the family relationships of J.W. Marriott, Jr. and John W. Marriott III with other Company executives. The Board considered that most of the remaining director nominees each serve, or recently served, as directors or executive officers of companies that do business with Marriott and that in each case the payments to and from Marriott were significantly less than the two percent threshold in Marriott’s Governance Principles. The Board further considered that some of the remaining nominees are also affiliated with charitable organizations that received contributions from Marriott and/or the J. Willard and Alice S. Marriott Foundation and that the contribution amounts were significantly below the charitable contribution threshold set forth in Marriott’s Governance Principles.

Based on the standards set forth in the Governance Principles and after reviewing the relationships described above, the Board affirmatively determined that Mary K. Bush, Lawrence W. Kellner,

Debra L. Lee, George Muñoz, Harry J. Pearce, Steven S Reinemund, W. Mitt Romney, and Lawrence M. Small are each independent of the Company and its management. J.W. Marriott, Jr., John W. Marriott III, and William J. Shaw are considered not independent as a result of their employment with the Company and/or family relationships.

Committees of the Board

The Board has six standing committees: Audit, Compensation Policy, Finance, Nominating and Corporate Governance, Committee for Excellence, and Executive. The Board has adopted a written charter for each committee, and those charters are available on the Investor Relations section of our website (www.marriott.com/investor) by clicking on “Corporate Governance,” then “Governance Documents” and then “View Charters.” Copies of the committee charters also may be obtained upon request from the Company’s Corporate Secretary.

Audit Committee

Members:	George Muñoz (Chair), Mary K. Bush, Lawrence W. Kellner (as of February 4, 2010) and Harry J. Pearce (through February 4, 2010).

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The members of the Committee are not employees of the Company. The Board of Directors has determined that the members of the Committee are independent as defined under our Governance Principles, the NYSE Listing Standards and applicable U.S. Securities and Exchange Commission (“SEC”) rules.

•	The Audit Committee met four times in person and three times telephonically in 2009.

•	There is unrestricted access between the Audit Committee and the independent auditor and internal auditors.

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The Board of Directors has determined that all current members of the Audit Committee (George Muñoz, Mary K. Bush and Lawrence W. Kellner) and Harry J. Pearce (during his tenure on the Committee) are financial experts as defined in SEC rules:

Responsibilities include:

•	Appointing, retaining, overseeing, and determining the compensation and services of the Company’s independent auditor.

•	Pre-approving the terms of all audit services, and any permissible non-audit services, to be provided by the Company’s independent auditor.

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Overseeing the independent auditor’s qualifications and independence, including considering whether any circumstance, including the performance of any permissible non-audit services, would impair the independence of the Company’s independent registered public accounting firm.

•	Overseeing the accounting, reporting, and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements.

•	Overseeing the Company’s internal control environment and compliance with legal and regulatory requirements.

•	Overseeing the performance of the Company’s internal audit function and independent auditor.

Compensation Policy Committee

Members:	Steven S Reinemund (Chair), Mary K. Bush, Harry J. Pearce (as of February 4, 2010) and Lawrence M. Small.

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The members of the Committee are not employees of the Company. The Board has determined that the members of the Committee are independent as defined under our Governance Principles and the NYSE Listing Standards.

•	The Compensation Policy Committee met four times in 2009.

Responsibilities include:

•	Establishing the principles related to the compensation programs of the Company.

•	Designing and recommending to the Board policies and procedures relating to senior officers’ compensation and employee benefit plans.

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Setting the annual compensation for the Chairman of the Board and Chief Executive Officer and the President, including salary, bonus and incentive and equity compensation, subject to approval by the Board.

•	Approving executive officer and senior management salary adjustments, bonus payments and stock awards.

•	Designing and recommending to the Board the annual compensation of non-employee directors’ compensation.

Finance Committee

Members:	W. Mitt Romney (Chair), Lawrence W. Kellner, John W. Marriott III, and Lawrence M. Small.

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The members of the Committee are not employees of the Company. The Board has determined that the members of the Committee other than John W. Marriott III are independent as defined under our Governance Principles and the NYSE Listing Standards.

•	The Finance Committee met five times in 2009

Responsibilities include:

•	Making recommendations to the Board for approval of an Annual Consolidated Budget and reviewing the Company’s performance against such budget.

•	Providing guidance to the Board and management on proposed mergers, acquisitions, divestitures and other significant transactions and investments that are required to be submitted for Board approval.

•	Providing guidance to the Board and management on the Company’s capital adequacy, credit rating, borrowing needs and proposed debt and equity programs.

•	Providing guidance to the Board and management on the Company’s shareholder distribution activities including dividend payments, share repurchases and similar activities.

•	Providing guidance to the Board and management on the Company’s corporate insurance coverage.

Nominating and Corporate Governance Committee

Members:	Lawrence W. Kellner (Chair), Debra L. Lee, and Steven S Reinemund.

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The members of the Committee are not employees of the Company. The Board has determined that the members of the Committee are independent as defined under our Governance Principles and the NYSE Listing Standards.

•	The Nominating and Corporate Governance Committee met once in 2009.

Responsibilities include:

•	Making recommendations to the Board regarding corporate governance matters and updates to the Governance Principles.

•	Reviewing qualifications of candidates for Board membership.

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Advising the Board on a range of matters affecting the Board and its committees, including making recommendations with respect to qualifications of director candidates, selection of committee chairs, committee assignments and related matters affecting the functioning of the Board.

•	Reviewing the Company’s conflict of interest and related party transactions policies, and approving certain related party transactions as provided for in those policies.

•	Resolving conflict of interest questions involving directors and senior executive officers.

Committee for Excellence

Members:	Board members include Debra L. Lee (Chair), George Muñoz, Harry J. Pearce, and William J. Shaw. Company officer members include Raymond Bennett, Senior Vice President, Development; William Hartwig, Vice President, Supplier Relations; Stephanie Linnartz, Global Officer, Sales & Revenue Management; Kathleen Matthews, Executive Vice President-Global Communications and Public Affairs; Robert J. McCarthy, Group President, The Americas and Global Lodging Services; Amy McPherson, President and Managing Director, Europe; Jimmie W. Paschall, Global Diversity Officer & Senior Vice President, External Affairs; David A. Rodriguez, Executive Vice President-Global Human Resources; Linda Simon, Chief Learning Officer (Marriott International) and Chief Human Resources Officer (Marriott Vacation Club International); and Susan Thronson, Senior Vice President, Marketing.

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The members of the Committee consist of at least three members of the Board. The Committee may also consist of officers and employees of the Company who are not directors. At least one member of the Committee must be independent as defined under our Corporate Governance Principles and the NYSE Listing Standards. The Committee’s charter provides that an independent director will always be the Chairman of the Committee.

•	The Committee for Excellence met three times in 2009.

Responsibilities include:

•	Identifying and encouraging efforts undertaken by the Company to promote and leverage the recruitment, retention, and advancement of women and minorities as employees of the Company.

•	Identifying and evaluating efforts undertaken by the Company to promote and leverage an increasingly diverse ownership, franchisee, customer, and vendor base of the Company.

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Enhancing the public’s recognition of the Company’s efforts and successes to promote diversity and value people of different backgrounds, experiences, and cultures to benefit Marriott’s strategic competitive advantage.

Executive Committee

Members:	J.W. Marriott, Jr. (Chair) and Lawrence W. Kellner.

•	The Executive Committee did not meet in 2009.

Responsibilities include:

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Exercising the powers of the Board when the Board is not in session, subject to specific restrictions as to powers retained by the full Board. Powers retained by the full Board include those relating to amendments to the certificate of incorporation and bylaws, mergers, consolidations, sales or exchanges involving substantially all of the Company’s assets, dissolution and, unless specifically delegated by the Board to the Executive Committee, those powers relating to declarations of dividends and issuances of stock.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Policy Committee is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related party.

Meetings of Independent Directors

Company policy requires that the independent directors meet without management present at least twice a year. In 2009, the independent directors met without management present three times. The Chairman of the Nominating and Corporate Governance Committee, currently Mr. Kellner, presides at the meetings of the independent directors.

Risk Oversight

The Board of Directors is responsible for overseeing the Company’s processes for assessing and managing risk. The Board considers our risk profile when reviewing our annual business plan and incorporates risk assessment into its decisions impacting the Company. In performing its oversight responsibilities, the Board receives an annual risk assessment report from the Chief Financial Officer and discusses the most significant risks facing the Company.

The Board also has delegated certain risk oversight functions to the Audit Committee. In accordance with NYSE requirements and as set forth in its charter, the Audit Committee periodically reviews and discusses the Company’s business and financial risk management and risk assessment policies and procedures with senior management, the Company’s independent auditor and the Chief Audit Executive. The Audit Committee incorporates its risk assessment function into its regular reports to the Board.

Shareholder Communications with the Board

Shareholders and others interested in communicating with the Chair of the Nominating and Corporate Governance Committee, the Audit Committee, the non-employee directors, or any of the employee directors may do so by e-mail to business.ethics@marriott.com or in writing to the Business Ethics Department, Department 52/924.09,10400 Fernwood Road, Bethesda, Maryland 20817. All communications are forwarded to the appropriate directors for their review, except that the Board has instructed the Company not to forward solicitations, bulk mail or communications that do not address Company-related issues. The Company reports to the directors on the status of all outstanding concerns addressed to the non-employee directors, the Chair of the Nominating and Corporate Governance Committee, or the Audit Committee on a quarterly basis. The non-employee directors, the Chair of the Nominating and Corporate Governance Committee, or the Audit Committee may direct special procedures, including the retention of outside advisors or counsel, for any concern addressed to them.

Code of Ethics and Business Conduct Guide

The Company has long maintained and enforced an Ethical Conduct Policy that applies to all Marriott associates, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer and to each member of the Board. The Ethical Conduct Policy is available in the Investor Relations section of our website (www.marriott.com/investor) by clicking on “Corporate Governance” and then “Governance Documents.” Any future changes or amendments to our Ethical Conduct Policy, and any waiver of our Ethical Conduct Policy that applies to our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or a member of our Board, will promptly be posted to our Investor Relations website. The Company also maintains a Business Conduct Guide that is available at the same location on our Investor Relations website. A copy of both the Ethical Conduct Policy and the Business Conduct Guide may also be obtained upon request from the Company’s Corporate Secretary.

AUDIT COMMITTEE REPORT AND INDEPENDENT AUDITOR FEES

Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements, the reporting process and maintaining an effective system of internal controls over financial reporting. The Company’s independent auditor is engaged to audit and express opinions on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed the audited financial statements together with the results of management’s assessment of the internal controls over financial reporting with management and the Company’s independent auditor. The Audit Committee also discussed with the independent auditor those matters required to be discussed by the independent auditor with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (“ PCAOB ”) and the Audit Committee received and discussed with the independent auditor its annual written report on its independence from the Company and the Company’s management, as required by the PCAOB rules.

Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 1, 2010, for filing with the SEC. That filing occurred on February 12, 2010.

Members of the Audit Committee (as of February 3, 2010):

George Muñoz, Chair

Mary K. Bush

Harry J. Pearce

Pre-Approval of Independent Auditor Fees and Services Policy

The Audit Committee’s Pre-Approval of Independent Auditor Fees and Services Policy provides for pre-approval of all audit, audit-related, tax and other permissible non-audit services provided by our principal independent auditor on an annual basis and additional services as needed. The policy also requires additional approval of any engagements that were previously approved but are anticipated to exceed pre-approved fee levels. The policy permits the Audit Committee Chair to pre-approve principal independent auditor services where the Company deems it necessary or advisable that such services commence prior to the next regularly scheduled meeting (provided that the Audit Committee Chair must report to the full Audit Committee on any pre-approval determinations).

Independent Registered Public Accounting Firm Fee Disclosure

The following table presents fees for professional services rendered by our independent registered public accounting firm for the audit of our annual financial statements for fiscal 2009 and fiscal 2008 and fees billed for audit-related services, tax services and all other services rendered by our independent registered public accounting firm for fiscal 2009 and fiscal 2008. The Audit Committee approved all of the fees presented in the table below.

	Independent Registered Public Accounting Firm Fees Paid Related to Fiscal 2009	Independent Registered Public Accounting Firm Fees Paid Related to Fiscal 2008
	Ernst & Young LLP	Ernst & Young LLP
Audit Fees:
Consolidated Audit(1)	$4,853,034	$4,880,735
International Statutory Audits(2)	2,306,096	2,914,980

	7,159,130	7,795,715

Audit-Related Fees(3)	738,235	906,100
Tax Fees (primarily compliance work)(4)	1,104,655	1,473,067

Total Fees	$9,002,020	$10,174,882

(1)	Principally fees for the audit of the Company’s annual financial statements, the audit of the effectiveness of the Company’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, the auditor’s review of the Company’s quarterly financial statements, and services provided in connection with the Company’s regulatory filings.
(2)	Fees for statutory audits of our international subsidiaries.
(3)	Principally audits as required under our agreements with our hotel owners as well as audits of our employee benefits plans.
(4)	Principally tax compliance services related to our international entities.

EXECUTIVE AND DIRECTOR COMPENSATION

Report of the Compensation Policy Committee

The Compensation Policy Committee (the “Committee”), which is composed solely of independent members of the Board, assists the Board in fulfilling its responsibilities relating to executive compensation. The Committee is responsible for overseeing compensation programs that enable the Company to attract, retain and motivate executives capable of establishing and implementing business plans in the best interests of the shareholders. The Committee, on behalf of and in certain instances subject to the approval of the Board, reviews and approves compensation programs for certain senior officer positions. In this context, the Committee reviewed and discussed with management the Company’s Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K. Following the reviews and discussions referred to above, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K and this proxy statement.

Members of the Compensation Policy Committee (as of February 3, 2010):

Steven S Reinemund, Chair

Mary K. Bush

Lawrence M. Small

Compensation Discussion and Analysis

This section explains the Company’s executive compensation program for the following “Named Executive Officers:”

J.W. Marriott, Jr.	Chairman and Chief Executive Officer
William J. Shaw	Vice Chairman of the Company
Arne M. Sorenson	President and Chief Operating Officer
Robert J. McCarthy	Group President, The Americas and Global Lodging Services
Carl T. Berquist	Executive Vice President and Chief Financial Officer

Overview of 2009 Compensation

For 2009, the Named Executive Officers provided significant leadership through:

•	a challenging business environment and turbulent stock market;

•	continued uncertainty about the future impact of the economy on the hospitality industry;

•	difficult decisions related to the Company’s cost containment initiatives; and

•	realignment efforts to expand the Company’s global industry leadership and drive long-term profitability.

As part of the Company’s realignment efforts and as a continuation of each executive’s management development plans, effective May 1, 2009, the following changes were made to the Company’s leadership:

•	Mr. Shaw was named Vice Chairman of the Company;

•	Mr. Sorenson was named President and Chief Operating Officer;

•	Mr. McCarthy was named Group President, The Americas and Global Lodging Services; and

•	Mr. Berquist was named Executive Vice President and Chief Financial Officer.

Messrs. Sorenson, McCarthy and Berquist received salary adjustments (described in the Base Salary section below) and bonus opportunity adjustments that were solely attributable to their promotions and that were determined in the context of market data for their new positions and responsibilities, as well as pay equity among Marriott executives. Messrs. Shaw, Sorenson, McCarthy and Berquist also received supplemental stock awards of restricted stock units (“RSUs”) (described in the Stock Awards section below) in recognition of the changes described above.

During 2009, the Named Executive Officers demonstrated strong individual performance in meeting certain operational goals. However, the Company did not achieve certain financial goals that were established at the beginning of the year. In consideration of the economic climate, its impact on the Company and continued global business uncertainty in the hospitality industry, the Committee made the following decisions for 2009:

•	Base Salary: None of the Named Executive Officers received regular annual salary increases.

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Annual Bonus: Management recommended and the Committee and the Board decided not to pay the portion of annual bonuses relating primarily to individual performance, notwithstanding strong individual performance. In addition, bonuses tied solely to corporate financial performance were not paid because the financial objectives for the year were not met. Thus, no bonuses were paid for fiscal 2009.

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Equity Compensation: In establishing equity compensation guidelines for 2009 awards, the Committee reduced by 20% the market value of long-term incentives that the Company otherwise would have referenced. In addition, Mr. Marriott declined to accept the equity compensation that the Board had authorized for him in February 2009.

These decisions align with shareholder interests of retaining a strong and consistent leadership team, while also adjusting compensation during a difficult economic period. In addition, our compensation practices continue to emphasize long-term performance and the long-term success of the company through the four-year vesting period for stock-based awards.

Philosophy

The Company believes that strong and consistent leadership are the keys to long-term success in the hospitality industry. Marriott has a long history of delivering results for shareholders by relying on talented, hard-working employees (“associates”) who uphold the Company’s ideals and unique culture.

The Company believes that the Named Executive Officers should be paid in a manner that contributes to shareholder value. Therefore, compensation is designed to motivate the Named Executive Officers to perform their duties in ways that will help the Company achieve its short- and long-term objectives. In addition, each element of compensation and the balance of compensation elements are designed to provide the Company with the ability to both attract key talent from within and outside of our industry and to retain key talent at costs consistent with market practice.

This pay philosophy extends from senior management to front-line operations. The Named Executive Officers participate in the same retirement and health and welfare benefit plans and programs that are available to other Company associates throughout the organization. The Company does not provide the Named Executive Officers with a pension plan, single-trigger change in control payments or related tax gross-ups, nor does it have employment agreements with the Named Executive Officers.

The Company believes that providing consistent and competitive levels of compensation over the long term is necessary to sustain this culture and continuity of leadership. Therefore, recognizing that the Company’s annual financial results can fluctuate dramatically given the cyclical nature of the hospitality business and its sensitivity to the global economy, the Committee emphasizes a long-term perspective when determining the appropriate pay level and mix of pay, and may make adjustments to Named Executive Officer pay in its discretion to reflect one-time market events which otherwise could unduly enrich or penalize the Named Executive Officers.

In particular, the Company believes it is appropriate to emphasize equity (i.e., Marriott stock-based awards) as the primary long-term executive compensation vehicle. The Committee believes that the opportunity to receive a combination of stock appreciation rights (“SARs”) and RSUs provides the right mix of performance-based compensation and long-term retention to reward executives for business results. Stock awards are the most significant component of total pay opportunity for the Named Executive Officers.

In following this compensation philosophy, Named Executive Officer total compensation consists of the following key elements:

Element	Purpose
Base Salary	Provides the Named Executive Officers with a fixed level of compensation.
Annual Bonus	Encourages growth and profitability by rewarding the Named Executive Officers for their contributions to financial and operational goals.
Stock Awards	Aligns interests of the Named Executive Officers with those of shareholders and attracts and retains key talent.
Other Benefits	Attracts and retains key talent.

Risk Considerations

The Committee believes that our compensation programs encourage executives to remain focused on a balance of the short- and long-term operational and financial goals of the Company, and thereby help to mitigate the potential for actions that involve an excessive level of risk. Specifically, as part of its annual review of the compensation programs, the Committee considers risk and believes the following policies discourage unreasonable or excessive risk-taking by executives:

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Base salary levels are commensurate with the executives’ responsibilities (and the competitive market) so that the executives are not motivated to take excessive risks to achieve an appropriate level of financial security.

•	Annual bonus plans include a diverse mix of corporate and individual performance metrics.

•	Annual bonuses are capped to ensure that no payout exceeds a specified percentage of salary, thereby moderating the impact of short-term incentives.

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Annual bonus payouts may be decreased by the Committee or the Board in its discretion, for example, if it believes the operational or financial results giving rise to those payouts are unsustainable or if it believes the payout would unfairly reward the Named Executive Officers for events that are unrelated to their performance.

•	The mix of short- and long-term incentives is balanced so that at least 50% of total opportunity is in the form of long-term equity awards.

•	Annual stock awards are granted as an equal mix of SARs and RSUs that vest over four years which together encourage Named Executive Officers to focus on sustained stock price performance.

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In addition to the Chief Executive Officer and Chief Financial Officer being subject to the clawback provisions of the Sarbanes-Oxley Act of 2002, the Company may limit or eliminate the ability of any executive to exercise Options or SARs or to receive a distribution of Company stock under other types of equity awards if the executive engages in criminal or tortuous conduct that is injurious to the Company or engages in competition with the Company.

•	Stock ownership guidelines align the long-term interests of Named Executive Officers with the interests of shareholders.

2009 Compensation Process

The Executive Vice President, Global Human Resources presented to the Committee a summary of market data, discussed in the Market Data section below, and recommendations for total compensation and each element of compensation. For annual stock awards, he recommended a dollar value for the awards which was later converted into a number of shares based on the value of a share of Company stock on the grant date of the award. In addition, he recommended plan “threshold,” “target,” and “maximum” payout targets for the fiscal year’s annual bonus plans, stated as a percentage of base salary. Prior to making his recommendations to the Committee, the Executive Vice President, Global Human Resources consulted Mr. Marriott to take into consideration his extensive knowledge and historical perspective of the business community, the Company and the hotel industry. For example, Mr. Marriott historically has provided valuable insight on issues such as pay equity among executives, share usage and industry practice. Mr. Marriott also reviewed the achievements of each Named Executive Officer for the fiscal year and presented these reviews to the Committee.

The Committee reviewed the above recommendations, obtained further advice and recommendations from its compensation consultant, Pearl Meyer & Partners (the “Compensation Consultant”) (see the Compensation Consultant section below), and in its discretion determined compensation or compensation opportunities for each Named Executive Officer for the fiscal year. For Mr. Marriott’s, Mr. Shaw’s and Mr. Sorenson’s (following his promotion to President and Chief Operating Officer) compensation, the Committee reported its recommendations to the full Board for approval (Messrs. Marriott, Shaw and John W. Marriott III abstain from Board votes regarding compensation decisions.) The Committee did not follow a specific formula for allocating the amount of compensation among each element of pay, but reviewed the value delivered through each element of pay and the mix of total compensation against the market data for the Named Executive Officers, and made adjustments in its discretion also taking into consideration the issues described above. For example, the Company does not offer a traditional pension plan.

In considering the market data, the Committee referred to the total compensation of executives between the 50th and 75th percentiles of a broad-based and select group of companies (as described below) as a general guideline for setting Named Executive Officer total compensation. In our experience, this range of total compensation opportunity typically is sufficient to attract and retain key executive talent. However, the Committee retains discretion to deviate from this range in the event of superior Company or individual performance or competitive recruiting pressures. In addition, in reviewing the market data, the Committee may utilize discretion in determining the relevance of each survey.

For example, when reviewing the market data for the position of Chief Financial Officer prior to Mr. Sorenson’s promotion, the Committee made adjustments for the fact that the data did not reflect his additional responsibilities as President — Continental European Lodging Operations. In addition, the Committee considered adjustments for the fact that the survey data does not reflect Mr. McCarthy’s additional Global Brand and Sales and Marketing responsibilities. Also, there is not a relevant market data position match for Vice Chairman of the Company. The Committee, with Board approval, left Mr. Shaw’s pay unchanged except for an additional stock award to account for his new role overseeing Global Finance, Information Resources, Owner & Franchise Services and Architecture & Construction. After these considerations, total compensation opportunity for the Named Executive Officers for 2009 after adjustments was within or approximately within the 50th to 75th percentile range. Actual compensation levels varied from the market percentiles based on performance and, as a result of 2009 compensation decisions, actual compensation fell below total compensation opportunity for the Named Executive Officers.

In its final determination, the Committee is not constrained by rigid, categorical guidelines or formulae to determine the elements and levels of compensation for the Named Executive Officers. It relies upon its collective judgment as applied to the challenges confronting the Company as well as subjective factors such as leadership ability, individual performance, retention needs and future potential as part of the Company’s management development and succession planning process.

Base Salary

The Committee reviews individual base salaries for the Named Executive Officers each February for the current fiscal year, with any adjustments being retroactive to the first day of the fiscal year. The Human Resources Department recommended no annual salary increases for the Named Executive Officers for 2009 in light of ongoing economic conditions and their impact on the Company. This was consistent with the practice of many other consumer product and services companies for 2009. The Compensation Consultant reviewed and supported the recommendation which was approved by the Committee and by the Board for Messrs. Marriott and Shaw.

In May 2009, the Committee revisited individual base salaries for Messrs. Shaw, Sorenson, McCarthy, and Berquist as a result of their significant promotions or new responsibilities. The Human Resources Department presented market data on base salary levels to the Committee for each new position and recommended base salary increases for Messrs. Sorenson, McCarthy and Berquist effective May 1, 2009. The Compensation Consultant reviewed and supported the recommendations. Based on these recommendations and a consideration of pay equity among the executives, the Committee (with Board approval) determined that Mr. Shaw would not receive an increase in salary and the Committee (and the Board for Mr. Sorenson) approved the following base salary levels effective May 1, 2009:

Name	Base Salary before May 1, 2009 ($)	Base Salary after May 1, 2009 ($)
Arne M. Sorenson	$670,000	$950,000
Robert J. McCarthy	$574,750	$700,000
Carl T. Berquist	$465,631	$630,000

Annual Bonuses

To promote growth and profitability, the Company maintains two annual cash bonus plans: the Marriott International, Inc. Executive Officer Incentive Plan (“Incentive Plan”), which focuses primarily on an annual earnings per share (“EPS”) objective, and the Marriott International, Inc. Executive Officer Individual Performance Plan (“Individual Plan”), which targets several other financial, operational and human capital objectives for the year. Together, the plans are designed to provide executives with appropriate compensation incentives to achieve identified annual corporate objectives.

Each February, the Committee approves specific performance objectives for the current fiscal year under each bonus plan. In the following February or March after the release of the fiscal year audited financial results, the Committee reviews each individual’s performance against the stated performance objectives to determine the actual bonus payments. The bonus payments, if any, are made as a percentage of salary within a range that corresponds to a threshold (if applicable), target (expressed as “norm”) or maximum level of performance determined to have been achieved for the year. All of the Committee decisions regarding annual bonuses for Messrs. Marriott, Shaw, and Sorenson were subject to Board approval.

In May 2009, following the February approval of the bonus plans, the Board and the Committee approved adjusted threshold, target and maximum payout opportunities for Messrs. Sorenson, McCarthy and Berquist for the portion of the year following their promotions. As discussed below, no bonuses were paid for 2009, and therefore these adjustments had no effect on total compensation for the year.

Incentive Plan

The Incentive Plan rewards executives for the Company’s achievement of pre-established Company financial objectives. The Incentive Plan payout represents 60% of the executive’s total annual bonus opportunity under the combined Incentive Plan and Individual Plan. In recent years including 2009, the Incentive Plan has focused entirely on earnings per share performance, except that Mr. McCarthy’s objectives include a combination of EPS and operating profit from the North American Lodging Operations division (“NALO”), his primary area of responsibility. NALO operating profit is the sum of the results for North American Full Service and North American Limited-Service segments reported in the Company’s 2009 Form 10-K.

The Company places a heavy emphasis on EPS as a performance measure because EPS is an important indicator of Company profitability and aligns the interests of management with that of shareholders. For the purpose of the Incentive Plan, the Company uses EPS as reported under U.S. GAAP, as may be modified during the goal setting process (no such modifications were made for 2009) for items that are not expected to have a direct impact on the business going forward. For 2009, the company established the EPS and NALO operating profit goals primarily through an extensive annual budgeting process whereby each hotel, timeshare property and individual corporate unit developed and submitted a budget. The Company then developed a consolidated Company budget considering the external market factors such as global and domestic economic forecasts and lodging industry outlook, as well as internal factors such as current revenue from group bookings, expected unit growth for the year, and expected capital needs. The budget was reviewed and approved by the Board. Considering these factors, the Committee set the EPS goal for 2009 at a level that the Committee believed was achievable but not certain to be met. For 2009, the Incentive Plan’s EPS performance goal was $1.09 and Mr. McCarthy’s NALO operating profit goal was $668 million.

For 2009, each Named Executive Officer was eligible to receive a bonus based on his achieved level of performance and its corresponding bonus level for the relevant performance goal, as follows:

EPS Achievement vs. Goal	NALO Operating Profit Achievement vs. Goal	Bonus Award	Payout as % of Norm
Below 85%	Below 85%	No Bonus	0%
85%	85%	Threshold Bonus	25%
95%	97.5%	Norm Bonus	100%
102%	102%	Maximum Bonus	150 to 155%

Under the Incentive Plan, if the achievement falls between two of the stated performance achievement levels, the bonus payment is interpolated between the corresponding bonus levels. The specific performance level percentages were set by the Committee in consultation with the Compensation Consultant based on competitive market data as well as the Committee’s subjective judgment. For 2009, the Company’s EPS as reported under GAAP was ($0.97), which was less than the achievement level for a threshold bonus. Consequently for 2009, none of the Named Executive Officers received a bonus for the EPS portion of the Incentive Plan. In addition, NALO operating profit was $537 million, which was less than the achievement level for a threshold bonus. Therefore, Mr. McCarthy did not receive a payout for the NALO Operating Profit portion of the Incentive Plan.

Individual Plan

The Individual Plan emphasizes individual executive performance as well as measures of business/operating unit financial and operational performance such as revenue growth relating to newly developed rooms and customer, owner/franchisee and associate satisfaction. The Company believes that these factors are critical to achieving success within the hospitality and service industry. However, for 2009, the Committee did not utilize owner/franchisee and associate satisfaction metrics as performance criteria for the Individual Plan since, as a part of the Company’s cost containment strategy, the Company did not conduct its traditional formal survey in these areas. Nevertheless, management and the Committee consider owner/franchisee satisfaction to be an important contributor to the Company’s success and for 2009 management maintained strong relationships with owners/franchisees and regularly solicited informal feedback on satisfaction levels. In addition, the Company conducted a survey at hotel properties to solicit associate feedback. The portion of the bonus potential related to owner/franchisee satisfaction was reallocated to guest satisfaction, and, for Mr. McCarthy, the percentage that was allocated to associate satisfaction was reallocated to the EPS portion of the Incentive Plan.

The Individual Plan payout represents 40% of the executives’ total annual bonus opportunity. As indicated in the chart below, the weighting of each performance factor varies slightly among the eligible executives by position due to differences in accountability and responsibility. These performance factors reflect subjective assessment by the Committee and, like the EPS goal, are intended to establish high standards consistent with the Company’s quality goals which are achievable but not certain to be met. The Committee assesses each individual’s achievement of Individual Plan components and determines whether it is appropriate to pay out at or in between the threshold, norm or maximum award levels. The Committee’s recommendation regarding each Individual Plan component for Messrs. Marriott, Shaw, and Sorenson are subject to approval by the Board.

The potential awards under the Incentive Plan and Individual Plan for 2009 are reported in dollars in the Grants of Plan-Based Awards for Fiscal 2009 table, following this Compensation Discussion and Analysis section. The respective weightings of the relevant performance measures and the aggregate target and actual payments for 2009 under the combined Incentive Plan and Individual Plan are displayed in the table below. As reflected in the table, target awards range from 125% of salary for Mr. Marriott to 50% of salary for Mr. Berquist (for the period before his promotion). The Committee determined the differences in the target award percentages by reviewing market data for each position and by considering internal factors, including pay equity with other executives, differences in responsibilities, significant promotions and future potential. The threshold award for each component is equal to 25% of the target award. The maximum award for each component is between 150% and 155% of the target award. For Messrs. Sorenson, McCarthy and Berquist, threshold, target and maximum payment opportunities are reported for the periods before and after their May promotions.

Name		Incentive Plan		Individual Plan
		Earnings Per Share	Operating Profit-NALO	Individual Achievement	Room Growth	Guest Satisfaction	Total
J.W. Marriott, Jr.	Weight of Total Award (%)	60	n/a	20	10	10	100
	Target Award as % of Salary	75	n/a	25	12.5	12.5	125
	Actual Payout as % of Salary	0	n/a	0	0	0	0
William J. Shaw	Weight of Total Award (%)	60	n/a	20	10	10	100
	Target Award as % of Salary	54	n/a	18	9	9	90
	Actual Payout as % of Salary	0	n/a	0	0	0	0
Arne M. Sorenson	Weight of Total Award (%)	60	n/a	20	10	10	100
(Jan. 3 – April 30)	Target Award as % of Salary	45	n/a	15	7.5	7.5	75
	Actual Payout as % of Salary	0	n/a	0	0	0	0
Arne M. Sorenson	Weight of Total Award (%)	60	n/a	20	10	10	100
(May 1 – Jan. l)	Target Award as % of Salary	54	n/a	18	9	9	90
	Actual Payout as % of Salary	0	n/a	0	0	0	0
Robert J. McCarthy	Weight of Total Award (%)	30	30	20	10	10	100
(Jan. 3 – April 30)	Target Award as % of Salary	18	18	12	6	6	60
	Actual Payout as % of Salary	0	0	0	0	0	0
Robert J. McCarthy	Weight of Total Award (%)	30	30	20	10	10	100
(May 1 – Jan. 1)	Target Award as % of Salary	22.5	22.5	15	7.5	7.5	75
	Actual Payout as % of Salary	0	0	0	0	0	0
Carl T. Berquist	Weight of Total Award (%)	60	n/a	30	n/a	10	100
(Jan. 1 – April 30)	Target Award as % of Salary	30	n/a	15	n/a	5	50
	Actual Payout as % of Salary	0	n/a	0	n/a	0	0
Carl T. Berquist	Weight of Total Award (%)	60	n/a	20	10	10	100
(May 1 – Jan. 1)	Target Award as % of Salary	45	n/a	15	7.5	7.5	75
	Actual Payout as % of Salary	0	n/a	0	0	0	0

The performance components for each Named Executive Officer under the Individual Plan for 2009 were:

•

Individual Achievement: Each year the Company sets specific management objectives for the Named Executive Officers. Each Named Executive Officer has a different set of objectives that is aligned to his unique responsibilities and role within the Company. The objectives are developed by Mr. Marriott and members of his executive team, and reviewed, modified as necessary and approved by the Committee (or the Board in the cases of Mr. Marriott’s and Mr. Shaw’s management objectives). The management objectives in some cases are difficult to accomplish and in some cases are among the core duties of the positions. Examples of the types of management objectives are:

–	Implement brand initiatives such as the “Great Room” concept and Fairfield Inn enhancements

–	Develop a global organizational blueprint that positions the Company for future growth

–	Promote lodging industry interests on public policy issues such as global tourism and immigration reform

The Committee’s evaluation of management objectives is a rigorous and largely subjective assessment of the Named Executive Officers’ qualitative performance. The management objectives are not assigned specific weightings and may be modified by the Committee if a change in business circumstances warrants. The actual payments relating to management objectives are determined by the Committee based on its subjective assessment of each Named Executive Officer’s job performance for the year. Maximum or above norm payouts typically occur if the Committee views the Named Executive Officer’s overall performance to have been superior after its review of the achievement levels for each of the objectives. For each of the five years preceding 2009, the Named Executive Officers received award levels varying from above norm to a maximum payout for the individual achievement portion of the Individual Plan. For 2009, each Named Executive Officer achieved key individual objectives, including operational objectives such as the brand initiatives identified above, despite the ongoing pressures of the economy on the hospitality industry.

•

Room Growth: Assessment of room growth was based on the number of rooms developed and a net present value estimate/calculation utilized by our management and Board in evaluating the potential performance of completed development projects. For 2009, the Company established the room growth goal primarily through an extensive annual budgeting process whereby a budget was developed and submitted for each geographic region that was identified for potential growth. The Company’s Lodging Development Department consolidated the individual budgets and considered external market factors such as global and domestic economic forecasts and lodging industry outlook, as well as miscellaneous internal factors such as existing development resources. The room growth goal for 2009 was 36,000 rooms approved for development and $515 million net present value. Achievement of the goal results in a maximum component bonus payout; achievement of 85% in aggregate of the goal results in a threshold/norm component bonus payout; and achievement of less than 85% of the goal results in no component bonus payout. For 2009, the Company met the threshold goals for the number and net present value of rooms approved for development.

•

Guest Satisfaction: Guest satisfaction is assessed based on Company survey results for the year compared to pre-established goals. The Company retains a third party to conduct the survey. The guest satisfaction objective typically is set at a level which exceeds the prior year’s results. Disclosure of the target and results would reveal confidential information about the Company’s guest satisfaction strategies which would cause competitive or economic harm to the Company. The annual goals are difficult to accomplish and not certain to be met. Over the five years preceding 2009, the Named Executive Officers received an above threshold but below norm payout in two years and an above norm but below maximum payout performance in three years. For 2009, each of the Named Executive Officers achieved guest satisfaction scores that correspond with a maximum bonus payout. The target and results for Mr. McCarthy consisted solely of guest satisfaction results from NALO.

As described above, although each Named Executive Officer met at least the threshold criteria for each component of the Individual Plan, management recommended and the Committee and the Board determined not to pay annual bonuses because the Company did not achieve its financial goals and because of the uncertainty about the impact of the economic environment on the hospitality industry.

Stock Awards

Annual Stock Awards

The Company grants equity compensation awards to the Named Executive Officers under the Stock Plan on an annual basis. By imposing four-year vesting conditions and offering the opportunity for long-term capital appreciation, the equity awards help the Company achieve its primary objectives of executive retention and linking Named Executive Officer pay to long-term Company performance. The Committee also believes that it is appropriate to emphasize equity awards as a significant component of total pay for the Named Executive Officers because the Company does not offer its executives a pension plan, severance plan, or substantial executive fringe benefits.

For 2009, the Named Executive Officers other than Mr. Berquist received annual stock awards based on their positions prior to the promotions and assumption of additional responsibilities in May 2009. Mr. Berquist did not receive an annual stock award during 2009 because 2009 grants were awarded in August 2008 for eligible management associates who were not Named Executive Officers at that time as part of the Company’s effort to encourage associate retention in a difficult economic climate. Mr. Berquist became a Named Executive Officer subsequent to this time. In addition, as noted above, Mr. Marriott declined the equity award that the Board authorized for him in February 2009.

The annual stock awards for Named Executive Officers were granted in an equal mix (based on grant date fair value) of RSUs and SARs. SARs deliver the appreciation in Company stock over a period of time from the grant date until they are exercised. The Company began issuing SARs to the Named Executive Officers in 2006 in lieu of stock options. SARs use fewer shares than an equivalent number of options, which was a factor the Committee considered when approving SARs. RSUs are a promise to deliver shares of Company stock at stated future vesting dates. The Committee believes that awarding an equal mix of RSUs and SARs achieves a balance between the significant upside potential of SARs, which are highly sensitive to stock price movements, and RSUs which increase or decrease in value in substantially the same manner as does Company stock held by shareholders. In particular, RSUs always maintain positive value even during periods of stock price declines, whereas SARs have value only to the extent that the current stock price exceeds the SAR exercise price, which is set at the market price on the date of grant.

As reflected in the table below, in the column labeled “Target Value Before 20% Reduction($),” the target values (stated in dollars) for the annual equity awards for 2009 were initially set at the 50th percentile of the external market data subject to discretionary adjustments as discussed under the section above entitled “2009 Compensation Process.” However, the Committee, in consultation with the Compensation Consultant, concluded that the market data for long-term incentives did not fully reflect the current economic conditions because it had been compiled prior to the period of most significant economic decline in 2008 and early 2009. For this reason, the Committee exercised its discretion and judgment and applied a 20% reduction to the market value of the long-term incentives, thereby reducing the historical 50th and 75th percentile guidelines typically referred to in setting total compensation. The final targets for annual equity awards in 2009, as shown in the “Target Value After 20% Reduction ($)” column below, were validated by the Compensation Consultant and approved by the Committee (with Board approval for Mr. Marriott’s and Mr. Shaw’s targets). After the 20% adjustment, the target values decreased year over year for Messrs. Marriott, Shaw and Sorenson. For Mr. McCarthy, the target value after the 20% adjustment increased from the prior year because the pre-adjustment market data was more than 20% higher in 2009 than in 2008.

Name	Target Value Before 20% Reduction ($)	Target Value After 20% Reduction ($)
J.W. Marriott, Jr.	$7,109,700	$5,687,800
William J. Shaw	$2,590,300	$2,072,200
Arne M. Sorenson	$2,261,700	$1,809,300
Robert J. McCarthy	$1,707,600	$1,366,000
Carl T. Berquist	n/a	n/a

Supplemental Stock Awards

Supplemental stock awards (typically RSUs) tend to be infrequent and are presented for approval at quarterly Board meetings in recognition of special performance, promotions, assumption of additional responsibilities, to retain key talent or as a sign-on employment inducement. The Company considers a number of factors when determining supplemental stock grants such as individual performance, the size of competitive long-term awards, key contributions and retention needs. In order to maintain total compensation consistent with the above-described guideline (under 2009 Compensation Process), the Committee may adjust the components of total compensation in future years to account for current year supplemental awards. Supplemental stock awards may have vesting schedules different from the Company’s standard 4-year vesting period, depending upon the Company’s retention objectives for the individual recipient.

The Committee granted a supplemental stock award of RSUs to each of the Named Executive Officers other than Mr. Marriott in recognition of their promotions or additional responsibilities effective May 1, 2009. The values for the supplemental awards were set based primarily on pay equity among the Named Executive Officers and, except for Mr. Shaw whose new position had no corresponding market data, also by reference to the 50th to 75th percentile range of long-term incentive values of market data for the executives’ new positions and responsibilities. In approving the final award values, the Committee (and the Board for Messrs. Shaw and Sorenson) applied a significant degree of subjective analysis of the above factors and considered input from the Human Resources Department and the Compensation Consultant. The grant date values (stated in dollars) were:

Name	Grant Date Value ($)
William J. Shaw	$1,000,000
Arne M. Sorenson	$1,500,000
Robert J. McCarthy	$750,000
Carl T. Berquist	$500,000

Grant Timing and Pricing

The Company typically grants annual stock awards in February each year on the second business day following the release of its prior fiscal year annual earnings. This timing is designed to avoid the possibility that the Company could grant stock awards prior to the release of material, non-public information that may result in an increase or decrease in its stock price. Similarly, supplemental stock awards may be granted throughout the year, but not during any period beginning at 5:00 p.m. on the last day of a fiscal quarter and ending at 5:00 p.m. on the day following the Company’s earnings announcement for such quarter, or during any other black-out period.

Executives derive value from their options and stock-settled SARs based on the appreciation in the value of the underlying shares of Company stock. For purposes of measuring this appreciation, the Company sets the exercise or base price as the average of the high and low prices of the Company stock on the NYSE on the date the awards are granted. This average price valuation is common practice and offers no inherent pricing advantage to the executive or the Company.

Ownership Guidelines

The Company believes that stock ownership by senior executives is essential for aligning management’s long-term interests with those of shareholders. To emphasize this principle, stock ownership guidelines require executives above a certain level to own a multiple between one to four (depending upon the executives’ position) of their individual salary grade midpoint in value of Company stock. Executives have five years in their position in which to meet this goal. Each Named Executive Officer has met his goal, and the majority of the executives have met their goals.

Nonqualified Deferred Compensation Plan

In addition to a qualified 401(k) plan, the Company offers senior management the opportunity to supplement their retirement and other tax-deferred savings under the Marriott International, Inc. Executive Deferred Compensation Plan. The Committee believes that offering this plan to executives is critical to achieve the objectives of attracting and retaining talent, particularly because the Company does not offer a defined benefit pension plan.

Under the plan, Named Executive Officers may defer payment and income taxation of a portion of their salary, bonus and/or annual cash incentives. The plan also provides participants the opportunity for long-term capital appreciation by crediting their accounts with notional earnings (or losses) based on the performance of benchmark investment funds selected by participants. On February 20, 2009, the Company introduced an additional notional investment opportunity, known as the Reserve Portfolio, that provides for a fixed annual rate of return which was 5.5% for 2009. Effective December 28, 2009, the Company eliminated the benchmark investment funds and all plan accounts were prospectively credited with the Reserve Portfolio rate of return, which is explained in the Nonqualified Deferred Compensation for Fiscal Year 2009 section below.

The Company also may make a discretionary matching contribution to the Named Executive Officers’ deferred compensation accounts following each fiscal year. The rate of match is determined as an estimate of the matching contributions that the Named Executive Officers would have received in the Company’s 401(k) plan but for limitations imposed under the Internal Revenue Code. The Board has discretion to adjust the actual match allocation based on fiscal year financial results. Based on the Company’s financial results for 2009, the Board decided not to make a match allocation for 2009. The Company also may make an additional discretionary contribution to the Named Executive Officers’ deferred compensation accounts based on subjective factors such as individual performance, key contributions and retention needs. There were no additional discretionary contributions for the Named Executive Officers in 2009, other than the last of four annual contributions approved for Mr. McCarthy in 2005 before he was a Named Executive Officer.

Other Compensation

Perquisites

The Company offers certain other perquisites and personal benefits to its executives. One benefit (that is consistent with practices within the hospitality industry) is complimentary rooms, food and beverages at Company-owned, operated or franchised hotels and the use of hotel-related services such as Marriott-managed golf and spa facilities while on personal travel. These benefits are offered to encourage executive officers to visit and personally evaluate our properties. In addition, Named Executive Officers are entitled to certain personal financial services and tax return assistance benefits, as well as the ability to use the company jet for personal travel in certain circumstances. The value of these benefits is included in the executives’ wages for tax purposes, and the Company does not provide tax gross-ups to the executives with respect to these benefits.

In addition, the executives may participate in Company-wide plans and programs. Some of these benefits are paid for by the executives such as 401(k) plan elective deferrals, vision coverage, long- and short-term disability, group life and accidental death and dismemberment insurance, and health care and dependent care spending accounts. Other benefits are paid for or subsidized by the Company such as the 401(k) Company match, certain group medical and dental benefits, business travel accident insurance and tuition reimbursement.

The Company does not have employment agreements or severance plans for its Named Executive Officers. The Committee believes that the combination of the compensation and benefit programs discussed above currently is adequate to attract and retain executive talent, but the Committee continuously monitors the market for developments in executive compensation practices to ensure that the Company’s programs remain competitive and appropriate.

Change in Control

The Company provides limited “double trigger” change in control benefits in the Stock Plan and the Executive Deferred Compensation Plan. The Committee believes that, with these carefully structured benefits, the Named Executive Officers would be better able to perform their duties with respect to any potential proposed corporate transaction without the influence of or distraction by concerns about how their personal employment or financial status will be affected. In addition, shareholder interests would be protected and enhanced by providing greater certainty regarding executive pay obligations in the context of planning and negotiating any potential corporate transactions. Accordingly, in the event that a Named Executive Officer is terminated by the Company other than for the executive’s misconduct (or by the executive for Good Reason, as defined under the Stock Plan) during the period beginning three months before and ending twelve months following a change in control of the Company, the Named Executive Officer will immediately vest in all unvested equity awards and Executive Deferred Compensation Plan balances. In those circumstances, all Options and SARs will be exercisable until the earlier of the original expiration date of the awards or twelve months (or in the case of an approved retiree, five years) following the termination of employment, and all other stock awards shall be immediately distributed following the later of the termination of employment or the change in control event. In addition, any cash incentive payments under the Incentive Plan will be made immediately based on the target performance level, pro-rated based on the days worked during the year until the Named Executive Officer’s date of termination in connection with or following a change in control. The Company does not provide for any tax gross-ups on these benefits, and instead, specifically limits the benefits to avoid adverse tax consequences to the Company. Specifically, each of these benefits are subject to a cut-back, so that none will be provided to the extent it would result in the loss of a deduction or imposition of excise taxes under the “golden parachute” excess parachute payment provision of the Internal Revenue Code. The section, “Payments Upon Termination or Change in Control” below, includes a table that reflects the intrinsic value of unvested stock awards and unvested Executive Deferred Compensation accounts that each Named Executive Officer would receive due to an involuntary termination of employment in connection with a change in control.

Compensation Consultant

As noted above, the Committee selected and retained the Compensation Consultant, to assist the Committee in establishing and implementing executive and director compensation strategy. The Compensation Consultant reports to and is instructed in its duties by the Committee and carries out its responsibilities in coordination with the Human Resources Department. The Committee has reviewed all services provided by the Compensation Consultant in 2009, and has determined that the Compensation Consultant is independent with respect to SEC standards as well as Company policy.

Market Data

The external market data utilized by the Company includes several broad, revenue-based surveys (that reference participant-company revenue size) as well as a custom survey of companies specifically selected by the Committee. The Committee believes that, based on the recommendation of the Compensation Consultant, the companies participating in the revenue-based and custom surveys represent the broad pool of executive talent for which the Company competes.

In general, the revenue-based surveys used for establishing Named Executive Officer pay include companies with median annual revenue ranging from $10 billion to $20 billion. For 2009, the surveys were the CHiPS Executive & Senior Management Survey, the Hewitt Total Compensation Measurement: Executive Survey, the Towers Perrin CDB Executive Database, and the Fred Cook Survey of Long-Term Incentives. The Committee did not consider the individual companies in the revenue-based surveys when making compensation decisions.

The custom survey consists of consumer product and service companies selected by the Committee on the basis of their similarity to the Company on a number of financial metrics and based on their shared emphasis on customer service and brand image. The financial metrics used for 2009 included annual revenue, annual net income, assets, EBITDA (earnings before interest, taxes, depreciation, and amortization), total capital (sum of long-term debt, total shareholders’ equity, and minority interest, excluding deferred income tax reserves and investment credit) and total market value. Other factors considered were performance measures such as return on equity, return on net assets, cash flow return and five-year growth rate for EPS, sales and total shareholder return. The Committee does not apply specific weights to these factors. For 2009, the companies in the custom survey included:

American Express	FedEx	Kimberly-Clark	Walt Disney
AMR	General Mills	McDonalds	Wyndham
Anheuser-Busch	H.J. Heinz	Nordstrom	Yum! Brands
Colgate-Palmolive	J.C. Penney	Starwood Hotels & Resorts
Darden Restaurants	Kellogg	Target

This list of companies remained unchanged from the prior year with the following exceptions:

•	Removed Hilton Hotels because it is no longer publicly traded and ceased to provide relevant survey information

•	Added Wyndham because it is a publicly traded competitor in the lodging and hospitality industry

Each year the Compensation Consultant reviews a summary of the revenue-based and custom survey results and advises the Committee as to whether the survey methodology and results are appropriate based on its analysis of other surveys and its general knowledge of current compensation practices. For 2009, the Human Resources Department and the Compensation Consultant advised the Committee that the survey results were an appropriate market data reference point, except for the adjustment made in determining the long-term incentive values as described in the Total Compensation section above.

Tax Considerations

Internal Revenue Code Section 162(m) limits the Company’s federal income tax deduction for compensation in excess of one million dollars paid to Named Executive Officers except for the Chief Financial Officer. However, performance-based compensation can be excluded from the limitation so long as it meets certain requirements. The Committee believes that compensation under the Incentive Plan as well as the grants of SARs and Options satisfy the requirements for exemption under Section 162(m).

RSUs vested in 2009 and compensation under the Individual Plan did not meet the requirements for exemption as performance-based compensation under Section 162(m). However, the Committee believes that the value of preserving the ability to structure compensation programs to meet a variety of corporate objectives, such as workforce planning, customer satisfaction and other non-financial business requirements, justifies the cost of potentially being unable to deduct a portion of the executives’ compensation.

Executive Compensation Tables and Discussion

Summary Compensation Table

The following Summary Compensation Table shows the compensation we paid in fiscal years 2007, 2008 and 2009 to our Chief Executive Officer, our Chief Financial Officer, and to our other three most highly compensated executive officers as of January 1, 2010.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Stock Awards ($)(2)		Option/Stock Appreciation Right Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)(2)
J.W. Marriott, Jr.	2009	1,182,692	0		0		0	104,213	292,694	1,579,599
Chairman and Chief Executive Officer	2008	1,253,654	0		5,750,012		904,700	0	405,770	8,314,136
	2007	1,175,500	5,501,166		0		2,166,916	0	364,897	9,208,479

William J. Shaw	2009	1,000,000	2,427,037		1,427,013		0	51,064	11,025	4,916,139
Vice Chairman	2008	1,019,231	0		2,500,005		522,891	0	153,798	4,195,925
	2007	955,000	2,471,112		0		1,239,018	0	115,925	4,781,055

Arne M. Sorenson	2009	859,538	2,450,039		950,001		0	9,708	11,025	4,280,311
President and Chief Operating Officer	2008	682,885	0		1,850,014		298,165	0	71,886	2,902,950
	2007	640,000	0		1,661,036		698,624	0	74,638	3,074,298

Robert J. McCarthy	2009	659,535	1,150,011		400,020		0	10,830	161,025	2,381,421
Group President The Americas and Global Lodging Services	2008 2007	585,803 550,000	0 1,225,750		800,032 700,867		251,749 475,915	0 0	207,587 199,159	1,845,171 3,151,691

Carl T. Berquist	2009	576,896	500,005	(5)	0	(5)	0	736	11,025	1,088,662
Executive Vice President and Chief Financial Officer

(1)	These columns report all amounts earned as salary or under the Company’s Incentive Plan and Individual Plan during the fiscal year, whether paid or deferred under certain Company employee benefit plans. Excluding adjustments from promotions, salaries earned in 2009 were lower than in 2008 because that fiscal year was a week longer than fiscal 2009. In addition, the amount reported as salary for Mr. Marriott reflects two weeks of unpaid leave in 2009.
(2)	The value reported for Stock Awards and Option/SAR awards is the aggregate grant date fair value of the awards granted in 2009 as determined in accordance with accounting guidance for share-based payments, although the Company recognizes the value of the awards for financial reporting purposes over the service period of the awards. The assumptions for making the valuation determinations are set forth in the footnotes captioned “Share-Based Compensation” or “Employee Stock Plans” to our financial statements in each of the Company’s Forms 10-K for the fiscal years 2007 through 2009. For additional information on these awards, see the Grants of Plan-Based Awards for Fiscal 2009 table, below. Amounts reported in these columns differ from amounts reported in previous years’ proxy statements to conform to new SEC rules requiring companies to report the aggregate grant date fair value of equity awards granted during the year, instead of the amount of compensation expense recognized for the year with respect to all of an executive’s equity awards.
(3)	The values reported equal the excess of the return on amounts credited to accounts in the Company’s non-qualified Executive Deferred Compensation Plan at the Reserve Portfolio rate of return over 120% of the applicable federal long-term rate.

(4)	All Other Compensation consists of the following:
•	Company contributions to the Company’s qualified 401(k) plan
•	Company contributions to the Company’s non-qualified Executive Deferred Compensation Plan
•	Perquisites and personal benefits including:
–	Personal financial services
–	Tax return preparation and advisory services
–	Personal use of the Company jet
–	Rooms, food, beverages and use of other hotel-related services such as golf and spa facilities at Company-owned, operated or franchised hotels while on personal travel

The values in this column do not include perquisites and personal benefits that were less than $10,000 in aggregate for the fiscal year. The following table identifies the total amount the Company contributed to each Named Executive Officer’s qualified 401(k) plan and non-qualified Executive Deferred Compensation Plan for fiscal year 2009. It also specifies values for perquisites and personal benefits for each Named Executive Officer that comprise more than the greater of 10% of his aggregate perquisites or personal benefits or $25,000.

Name	Company Contributions to the 401(k) Plan ($)	Company Contributions to the Executive Deferred Compensation Plan ($)	Personal Use of the Company Jet ($)	Executive Life Insurance ($)	Executive Tax and Financial Services ($)
Mr. Marriott	11,025	—	82,932	98,387	100,350
Mr. Shaw	11,025	—	—	—	—
Mr. Sorenson	11,025	—	—	—	—
Mr. McCarthy	11,025	150,000	—	—	—
Mr. Berquist	11,025	—	—	—	—

The value of the personal use of the Company jet is the sum of:

•	allocable flight-specific costs of the personal flights (including, where applicable, return flights with no passengers) such as landing fees, crew costs and other related items, and
•

the product of (i) all other costs of maintaining and flying the jet for the billable year other than certain fixed expenses such as pilot compensation, management fee and hangar rental costs, multiplied by (ii) a fraction the numerator of which is the individual’s personal flight hours on the jet for the billable year and the denominator of which is the total flight hours of the jet for the billable year.

Although amounts are reported for aircraft use during the Company’s fiscal year, incremental cost is calculated on the basis of a December 1 through November 30 billable year, which reflects the contract service period used for billing by a third party aircraft management company.

The value reported as executive life insurance for Mr. Marriott is the economic benefit (increase in cash surrender value) from certain life insurance policies held by a trust for the benefit of the Marriott family to which the Company contributed premiums from 1996 through 2002. The value reported as executive tax and financial services for Mr. Marriott is the pro rata cost for compensation of the Company employee who delivered the tax and financial services.

(5)	Mr. Berquist did not receive an annual stock award during 2009 because 2009 grants were awarded in August 2008 to eligible management associates who were not Named Executive Officers at that time. However, Mr. Berquist received a supplemental stock award in recognition of his promotion in May 2009.

Cash Compensation

The Non-Equity Incentive Plan Compensation column reports all amounts earned under the Company’s Incentive Plan and Individual Plan. As discussed above no such amounts were paid for 2009.

Equity Compensation

As explained in the Compensation Discussion and Analysis, annual stock awards for Named Executive Officers were granted in an equal mix (based on grant date fair value) of RSUs and SARs. The supplemental stock awards were granted solely as RSUs.

Deferred Compensation

Elective deferrals for salary and non-equity incentive compensation under the Company’s Executive Deferred Compensation Plan are included in the Summary Compensation Table above in the columns that are associated with the type of compensation (i.e., Salary or Non-Equity Incentive Plan Compensation) that is deferred. Company contributions for Mr. McCarthy are included in the value reported for him in the All Other Compensation column. Elective deferrals and Company allocations also are separately disclosed in the Nonqualified Deferred Compensation table below.

Grants of Plan-Based Awards for Fiscal 2009

The following table shows the plan-based awards granted to the Named Executive Officers in 2009.

Name	Award Type	Grant Date(1)	Approval Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: (Number of Shares of Stock or Units) (#)	All Other Option/SAR Awards: (Number of Securities Underlying Options/ SARs) (#)	Exercise or Base Price ($/sh)	Closing Price on Grant Date ($/sh)(3)	Grant Date Fair Value of Stock/Option/ SAR Award ($)(4)
				Threshold ($)	Target ($)	Maximum ($)
Mr. Marriott	Incentive Plan			221,755	887,019	1,348,269	—	—	—	—	—
	Individual Plan			147,837	591,346	898,846	—	—	—	—	—

Mr. Shaw	Incentive Plan			135,000	540,000	810,000	—	—	—	—	—
	Individual Plan			90,000	360,000	540,000	—	—	—	—	—
	RSU	2/17/09	2/4/09	—	—	—	97,408	—	—	—	1,427,027
	SAR	2/17/09	2/4/09	—	—	—	—	280,908	14.65	14.85	1,427,013
	RSU	5/1/09	5/1/09	—	—	—	43,328	—	—	—	1,000,010

Mr. Sorenson	Incentive Plan (Jan. 3 – April 30)			24,642	98,567	151,137	—	—	—	—	—
	Individual Plan (Jan. 3 – April 30)			16,428	65,712	100,758	—	—	—	—	—
	Incentive Plan (May 1 – Jan. 1)			86,467	345,870	518,805	—	—	—	—	—
	Individual Plan (May 1 – Jan. 1)			57,645	230,580	345,870	—	—	—	—	—
	RSU	2/17/09	2/4/09	—	—	—	64,848	—	—	—	950,023
	SAR	2/17/09	2/4/09	—	—	—	—	187,008	14.65	14.85	950,001
	RSU	5/1/09	5/1/09	—	—	—	64,992	—	—	—	1,500,015

Mr. McCarthy	Incentive Plan (Jan. 3 – April 30)			16,911	67,644	101,465	—	—	—	—	—
	Individual Plan (Jan. 3 – April 30)			11,274	45,096	67,644	—	—	—	—	—
	Incentive Plan (May 1 – Jan. 1)			53,059	212,236	325,429	—	—	—	—	—
	Individual Plan (May 1 – Jan. 1)			35,373	141,491	216,952	—	—	—	—	—
	RSU	2/17/09	2/4/09	—	—	—	27,304	—	—	—	400,004
	SAR	2/17/09	2/4/09	—	—	—	—	78,744	14.65	14.85	400,020
	RSU	5/1/09	5/1/09	—	—	—	32,496	—	—	—	750,008

Mr. Berquist	Incentive Plan (Jan. 3 – April 30)			11,417	45,668	68,501	—	—	—	—	—
	Individual Plan (Jan. 3 – April 30)			7,611	30,445	45,668	—	—	—	—	—
	Incentive Plan (May 1 – Jan. 1)			47,775	191,102	293,023	—	—	—	—	—
	Individual Plan (May 1 – Jan. 1)			31,850	127,401	195,348	—	—	—	—	—
	RSU	5/1/09	5/1/09	—	—	—	21,664	—	—	—	500,005

(1)	“Grant Date” applies to equity awards reported in the All Other Stock Awards and All Other Option/SAR Awards columns. The Board approved the Annual Stock Awards at its February 4, 2009 meeting. Pursuant to the Company’s equity compensation grant procedures described in the Compensation Discussion and Analysis, the grant date of these awards was February 17, 2009, the second trading day following the release of the Company’s 2008 earnings. The Board approved the Supplemental Stock Awards at its May 1, 2009 meeting.
(2)	The amounts reported in these columns include potential payouts corresponding to the achievement of the threshold, target and maximum performance objectives under the Company’s annual cash incentive plans. For Messrs. Sorenson, McCarthy and Berquist, the values are reported for the periods before and after their May promotions.
(3)	This column represents the final closing price of the Company’s Class A common stock on the NYSE on the date of grant. However, pursuant to the Company’s equity compensation grant procedures, the awards were granted with an exercise or base price equal to the average of the high and low stock price of the Company’s Class A common stock on the NYSE on the date of grant.

(4)	The value reported for Stock Awards and Option/SAR awards is the aggregate grant date fair value of the awards granted in 2009 as determined in accordance with accounting guidance for share-based payments, although the Company recognizes the value of the awards for financial reporting purposes over the service period of the awards. The assumptions for making the valuation determinations are set forth in the footnote captioned “Share-Based Compensation” to our financial statements in each of the Company’s Forms 10-K for the fiscal years 2007 through 2009.

The Grants of Plan-Based Awards table reports the dollar value of cash incentive plan awards (at their threshold, target and maximum achievement levels) and the number and grant date fair value of stock awards granted to each Named Executive Officer during the 2009 fiscal year. With regard to cash incentives, this table reports the estimated potential value that could have been obtained by the executive, whereas the Summary Compensation Table reports the actual value realized for 2009.

Annual SAR and RSU grants under the Stock Plan typically vest 25% on each of the first four anniversaries of their grant date, contingent on continued employment with the Company. Even when vested, an executive may lose the right to exercise or receive a distribution of any outstanding stock awards if the executive terminates employment due to serious misconduct as defined in the Stock Plan, or if the Committee determines that the executive has engaged in competition with the Company or has engaged in criminal conduct or other behavior that is actually or potentially harmful to the Company. The Company believes that these provisions serve its objectives of retention and aligning the executives’ long-term interests to those of the Company. These awards do not offer dividend or voting rights until they vest or are exercised and shares are issued to the grantee.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table shows information about outstanding Options, SARs and restricted stock (“RS”), RSU and deferred stock bonus (“DSB”) awards at January 1, 2010, our 2009 fiscal year-end. The Intrinsic Value and Market Value are based on the closing price of the Company’s Class A common stock on the NYSE on December 31, 2009, the last trading day of the fiscal year, which was $27.25.

	Option/SAR Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options/ SARs Exercisable/Unexercisable (#)				Option/ SAR Exercise Price ($)	Option/SAR Expiration Date	Option/SAR Intrinsic Value ($) Exercisable/ Unexercisable		Number of Shares or Units of Stock Held That Have Not Vested (#)		Market Value of Share/Units That Have Not Vested ($)
Mr. Marriott	Options	220,162	—		8.514	11/2/10	4,124,955	—	—		—
	Options	220,162	—		8.3769	11/2/10	4,155,139	—	—		—
	Options	700,000	—		22.8675	2/1/11	3,067,750	—	—		—
	Options	156,316	—		12.5492	11/7/11	2,297,970	—	—		—
	Options	156,316	—		12.3472	11/7/11	2,329,546	—	—		—
	Options	800,000	—		18.84	2/19/12	6,728,000	—	—		—
	Options	137,602	—		15.5184	11/6/12	1,614,292	—	—		—
	Options	137,600	—		15.2685	11/6/12	1,648,654	—	—		—
	Options	1,130,000	—		15.105	2/6/13	13,723,850	—	—		—
	Options	384,000	—		14.1094	11/5/13	5,045,990	—	—		—
	Options	658,800	—		22.81	2/5/14	2,925,072	—	—		—
	Options	600,000	—		16.5782	11/4/14	6,403,080	—	—		—
	Options	246,000	—		32.16	2/10/15	—	—	—		—
	SARs	111,826	335,478	(1)	35.54	2/19/18	—	—	—		—
	RSUs	—	—		—		—	—	97,850	(2)	2,666,413

Mr. Shaw	Options	114,486	—		8.514	11/2/10	2,145,010	—	—		—
	Options	250,000	—		22.8675	2/1/11	1,095,625	—	—		—
	Options	101,274	—		12.5492	11/7/11	1,488,809	—	—		—
	Options	101,276	—		12.3472	11/7/11	1,509,296	—	—		—
	Options	350,000	—		18.84	2/19/12	2,943,500	—	—		—
	Options	99,074	—		15.5184	11/6/12	1,162,297	—	—		—
	Options	99,074	—		15.2685	11/6/12	1,187,055	—	—		—
	Options	500,000	—		15.105	2/6/13	6,072,500	—	—		—
	Options	264,000	—		14.1094	11/5/13	3,469,118	—	—		—
	Options	296,480	—		22.81	2/5/14	1,316,371	—	—		—
	Options	250,000	—		16.5782	11/4/14	2,667,950	—	—		—

	Option/SAR Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options/ SARs Exercisable/ Unexercisable (#)				Option/ SAR Exercise Price ($)	Option/SAR Expiration Date	Option/SAR Intrinsic Value ($) Exercisable/ Unexercisable		Number of Shares or Units of Stock Held That Have Not Vested (#)		Market Value of Share/Units That Have Not Vested ($)
	Options	110,600	—		32.16	2/10/15	—	—	—		—
	SARs	48,620	145,860	(3)	35.54	2/19/18	—	—	—		—
	SARs	—	280,908	(4)	14.65	2/17/19	—	3,539,441	—		—
	DSB	—	—		—		—	—	2,048	(5)	55,808
	RSUs	—	—		—		—	—	184,836	(6)	5,036,781

Mr. Sorenson	Options	160,000	—		22.8675	2/1/11	701,200	—	—		—
	Options	22,018	—		11.3757	3/19/11	349,520	—	—		—
	Options	22,018	—		11.5619	3/19/11	345,421	—	—		—
	Options	7,926	—		12.5492	11/7/11	116,519	—	—		—
	Options	7,926	—		12.3472	11/7/11	118,120	—	—		—
	Options	220,000	—		18.84	2/19/12	1,850,200	—	—		—
	Options	14,312	—		15.5184	11/6/12	167,903	—	—		—
	Options	14,312	—		15.2685	11/6/12	171,479	—	—		—
	Options	320,000	—		15.105	2/6/13	3,886,400	—	—		—
	Options	90,000	—		14.1094	11/5/13	1,182,654	—	—		—
	Options	197,640	—		22.81	2/5/14	877,522	—	—		—
	Options	300,000	—		23.80	4/29/14	1,035,000	—	—		—
	Options	150,000	—		16.5782	11/4/14	1,600,770	—	—		—
	Options	147,600	—		32.16	2/10/15	—	—	—		—
	SARs	100,200	33,400	(7)	34.465	2/13/16	—	—	—		—
	SARs	44,200	44,200	(8)	49.03	2/12/17	—	—	—		—
	SARs	35,979	107,937	(9)	35.54	2/19/18	—	—	—		—
	SARs	—	187,008	(10)	14.65	2/17/19	—	2,356,301	—		—
	DSB	—	—		—		—	—	958	(11)	26,106
	RS	—	—		—		—	—	15,000	(12)	408,750
	RSUs	—	—		—		—	—	137,840	(13)	3,756,140

Mr. McCarthy	Options	27,500	—		22.8675	2/1/11	120,519	—	—		—
	Options	18,750	—		15.91	11/1/11	212,625	—	—		—
	Options	120,600	—		15.105	2/6/13	1,464,687	—	—		—
	Options	65,880	—		22.81	2/5/14	292,507	—	—		—
	Options	25,720	—		32.16	2/10/15	—	—	—		—
	SARs	42,894	14,298	(14)	34.465	2/13/16	—	—	—		—
	SARs	18,650	18,650	(15)	49.03	2/12/17	—	—	—		—
	SARs	15,559	46,677	(16)	35.54	2/19/18	—	—	—		—
	SARs	—	78,744	(17)	14.65	2/17/19	—	992,174	—		—
	DSB	—	—		—		—	—	989	(18)	26,950
	RSUs	—	—		—		—	—	88,800	(19)	2,419,800

Mr. Berquist	Options	75,000	—		18.005	12/2/12	693,375	—	—		—
	Options	75,400	—		15.105	2/6/13	915,733	—	—		—
	Options	59,320	—		22.81	2/5/14	263,381	—	—		—
	Options	40,240	—		32.16	2/10/15	—	—	—		—
	SARs	13,584	4,528	(20)	34.465	2/13/16	—	—	—		—
	SARs	5,988	5,988	(21)	49.03	2/12/17	—	—	—		—
	SARs	8,752	26,256	(22)	35.54	2/19/18	—	—	—		—
	SARs	3,547	10,641	(23)	34.11	3/3/18	—	—	—		—
	SARs	—	60,232	(24)	27.46	8/7/18	—	—	—		—
	RSUs	—	—		—		—	—	33,684	(25)	917,889

(1)	111,826 SARs vest on each of February 19, 2010, February 19, 2011 and February 19, 2012.
(2)	69,800 RSUs vest on February 15, 2010. 28,050 RSUs vest on February 15, 2011.
(3)	48,620 SARs vest on each of February 19, 2010, February 19, 2011 and February 19, 2012.
(4)	70,227 SARs vest on each of February 17, 2010, February 17, 2011, February 17, 2012 and February 17, 2013.
(5)	1,370 DSB units vest on January 2, 2010. 678 DSB units vest on January 2, 2011.
(6)	RSUs vest as follows:

•	55,852 on February 15, 2010.
•	36,952 on February 15, 2011.
•	24,352 on each of February 15, 2012 and February 15, 2013.
•	10,832 on each of May 15, 2010, May 15, 2011, May 15, 2012 and May 15, 2013

(7)	33,400 SARs vest on February 13, 2010.
(8)	22,100 SARs vest on each of February 12, 2010 and February 12, 2011.
(9)	35,979 SARs vest on each of February 19, 2010, February 19, 2011 and February 19, 2012.
(10)	46,752 SARs vest on each of February 17, 2010, February 17, 2011, February 17, 2012 and February 17, 2013.
(11)	622 DSB units vest on January 2, 2010. 336 DSB units vest on January 2, 2011.
(12)	7,500 RS awards vest on each of February 6, 2010 and February 6, 2011.

(13)	RSUs vest as follows:

•	20,212 on each of February 15, 2010 and February 15, 2011
•	16,212 on each of February 15, 2012 and February 15, 2013
•	16,248 on each of May 15, 2010, May 15, 2011, May 15, 2012 and May 15, 2013
(14)	14,298 SARs vest on February 13, 2010.
(15)	9,325 SARs vest on each of February 12, 2010 and February 12, 2011.
(16)	15,559 SARs vest on each of February 19, 2010, February 19, 2011 and February 19, 2012.
(17)	19,686 SARs vest on each of February 17, 2010, February 17, 2011, February 17, 2012 and February 17, 2013.
(18)	DSB units vest as follows:

•	414 on January 2, 2010
•	232 on January 2, 2011
•	38 on January 2, 2012
•	39 on January 2, 2013
•	37 on January 2, 2014
•	38 on each of January 2, 2015, January 2, 2016, January 2, 2017, January 2, 2018 and January 20, 2019
•	39 on January 2, 2020

(19)	RSUs vest as follows:

•	14,000 on December 15, 2010
•	11,826 on each of February 15, 2010, February 15, 2011 and February 15, 2012
•	6,826 on February 15, 2013
•	8,124 on each of May 15, 2010, May 15, 2011, May 15, 2012 and May 15, 2013

(20)	4,528 SARs vest on February 13, 2010.
(21)	2,994 SARs vest on each of February 12, 2010 and February 12, 2011.
(22)	8,752 SARs vest on each of February 19, 2010, February 19, 2011 and February 19, 2012.
(23)	3,547 SARs vest on each of March 3, 2010, March 3, 2011 and March 3, 2012.
(24)	15,058 SARs vest on each of February 15, 2010, February 15, 2011, February 15, 2012 and February 15, 2013.
(25)	RSUs vest as follows:

•	10,872 on February 15, 2010
•	1,148 on February 15, 2011
•	5,416 on each of May 15, 2010, May 15, 2011, May 15, 2012 and May 15, 2013

The Outstanding Equity Awards at Fiscal Year-End table reflects the potential value, based on the Company’s year-end stock price, of all outstanding unvested or vested but unexercised equity awards held by the Named Executive Officers as of the last day of the fiscal year. Options/SARs and RSUs are described above. The following describes the RS, DSB and deferred stock agreement (‘DSA”) awards:

RS	RS awards were last granted in 2003. RS awards were grants of stock that were subject to general restrictions such as continued employment and non-competition. Holders of RS awards receive dividends and may exercise voting rights on their restricted shares. Shares are released from restrictions over a 5-, 8- or 10-year period.

DSB	DSBs were last granted in 2001. There are two types of DSBs: (1) a current award, which is distributed in ten annual installments beginning one year after the award is granted, or (2) a deferred award, which is distributed in one or up to ten annual installments beginning the January following termination of employment. Both types of DSBs contingently vest in ten equal annual installments beginning one year after the award was made.

DSA	DSAs were last granted in 2003. DSAs are similar to DSBs except that they typically vest in five or ten equal annual installments and generally are distributable in ten annual installments following termination of employment.

Option Exercises and Stock Vested During Fiscal 2009

The following table shows information about Option exercises and vesting of RSU, RS, DSB and DSA awards during fiscal year 2009.

	Option Awards				Stock Awards
Name	Award Type	Exercise Date(1)	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(2)	Award Type	Vesting Date	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)(3)
Mr. Marriott	Options	3/10/09	198,146	1,521,143	RSU	2/15/09	91,178	1,335,758
	Options	3/26/09	98,146	1,096,616
	Options	4/27/09	100,000	1,450,097

Mr. Shaw	Options	3/24/09	246,584	2,670,050	RSU	2/15/09	61,120	895,408
	Options	12/28/09	34,480	676,604
	Options	12/30/09	80,006	1,569,966

Mr. Sorenson					RS	2/6/09	7,500	121,575
					RSU	2/15/09	4,000	58,600
					RSU	5/15/09	30,000	654,300

Mr. McCarthy					DSA	2/5/09	8,000	125,920
					RSU	2/15/09	7,236	106,007
					RSU	12/15/09	14,000	388,500

Mr. Berquist					RSU	2/15/09	10,872	159,275

(1)

The options exercised by Mr. Marriott and the options exercised by Mr. Shaw on March 24th were scheduled to expire on November 3, 2009. The options exercised by Mr. Shaw on December 28th and 30th were scheduled to expire on November 2, 2010.

(2)	The value realized upon exercise is based on the current trading price at the time of exercise.
(3)	The value realized upon vesting is based on the average of the high and low stock price on the vesting date.

Nonqualified Deferred Compensation for Fiscal Year 2009

The following table discloses contributions, earnings, balances and distributions under the Company’s nonqualified Executive Deferred Compensation Plan for the 2009 fiscal year.

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Mr. Marriott	724,233	—		487,632	—	15,949,215
Mr. Shaw	91,373	—		210,028	—	9,468,141
Mr. Sorenson	69,462	—		-86,468	—	1,845,127
Mr. McCarthy	267,353	150,000	(4)	95,110	—	2,047,070
Mr. Berquist	93,008	—		203,657	—	1,078,099

(1)	The amounts in this column consist of elective deferrals by the Named Executive Officers of salary for the 2009 fiscal year under the Company’s nonqualified Executive Deferred Compensation Plan. The following table indicates the portion of each executive’s 2009 elective contributions that was attributable to 2009 salary that is reported in the Summary Compensation Table.

Name	Amounts that relate to the contribution of Salary ($)
Mr. Marriott	473
Mr. Shaw	60,000
Mr. Sorenson	51,572
Mr. McCarthy	65,954
Mr. Berquist	2,423

(2)	The amounts in this column reflect aggregate notional earnings during 2009 of each Named Executive Officer’s account in the Executive Deferred Compensation Plan. Such earnings are reported in the Summary Compensation Table only to the extent that they were credited at a rate of interest in excess of 120% of the applicable federal long-term rate. Other earnings are not reported in the Summary Compensation Table because they are based on market rates that are determined by reference to mutual funds. The following table indicates the portion of each executive’s aggregate earnings during 2009 that is reported in the Summary Compensation Table.

Name	Amounts Included in the Summary Compensation Table for 2009 ($)
Mr. Marriott	104,213
Mr. Shaw	51,064
Mr. Sorenson	9,708
Mr. McCarthy	10,830
Mr. Berquist	736

(3)	This column includes amounts in each Named Executive Officer’s total Executive Deferred Compensation account balance as of the last day of the 2009 fiscal year. The following table reports the portion of the Aggregate Balance that was reported as compensation in the Summary Compensation Table in each of the Company’s prior-year proxy statements since we became a public company on March 27, 1998.

Name	Amounts that were reported as compensation in prior year proxy statements ($)
Mr. Marriott	11,674,383
Mr. Shaw	3,348,583
Mr. Sorenson	1,373,249
Mr. McCarthy	1,812,737
Mr. Berquist	—

(4)	This value represents the last of four equal annual installments beginning in 2006. The decision to make these contributions was made by the Company in 2005, before Mr. McCarthy was a Named Executive Officer. The entire amount of this contribution is reported in the “All Other Compensation” column of the Summary Compensation Table.

Under the Company’s Executive Deferred Compensation Plan, participants are eligible to defer the receipt of up to 80% of their salary, bonus, non-equity incentive plan compensation and/or commissions. Such amounts are immediately vested. In addition, the Named Executive Officers may receive a discretionary match which, when made for years commencing with 2009, vests when the match is made. A discretionary match made for any year prior to 2009 vests 25% per year for each year that the executive remains employed by the Company following the date the Company match is allocated to the executive’s plan account, or if sooner, in full upon approved retirement, death or disability. For 2009, no discretionary match was offered. In addition, no additional discretionary contribution was made for 2009.

Until December 28, 2009, participants in the Executive Deferred Compensation Plan could have their accounts credited with notional earnings based on the market rate of return of the available benchmark investment alternatives offered under the plan. The benchmark investment alternatives were indexed to traded mutual funds, and each Named Executive Officer could elect among the investment alternatives in increments of 1% of his or her account. The executive could make daily changes in his or her investment election for future deferrals and could make monthly transfers of balances between the available investment alternatives. If no investment election was made, a default investment alternative was selected by the plan administrator. In 2009, the benchmark investments and their respective notional annual rates of return in the Executive Deferred Compensation Plan were as follows:

Benchmark Investment	2009 Rate of Return(1)
Vanguard Money Market	0.6%
PIMCO Total Return	13.9%
Vanguard Balanced	23.6%
Fidelity VIP Index 500	28.0%
Vanguard Capital Growth	35.6%
Vanguard Mid-Cap Index	42.4%
Vanguard Diversified Value	28.1%
Royce Small Cap	36.6%
Vanguard International	43.1%

(1)	Rate of return is for the period January 1, 2009 through December 28, 2009.

Beginning on February 20, 2009, the Company offered participants in the plan the opportunity to have all or a portion of their accounts credited with a rate of return to be determined by the Company for each year known as the Reserve Portfolio. The Reserve Portfolio rate of return was determined largely based on the Company’s estimated long-term cost of borrowing. For 2009, the rate was set at 5.5%. Although a participant could reallocate all or a portion of his account from the benchmark investment funds to the Reserve Portfolio on a daily basis, it was not possible to reallocate back to the benchmark investment funds. Effective December 28, 2009, the benchmark investment funds were eliminated and all accounts in the plan were credited with the Reserve Portfolio rate of return.

Executives may receive a distribution of the vested portion of their Executive Deferred Compensation Plan accounts upon termination of employment (including retirement or disability) or, in the case of deferrals by the executive (and related earnings), upon a specified future date while still employed (an “in-service distribution”), as elected by the executive. Each year’s deferrals may have a separate distribution election. Distributions payable upon termination of employment may be elected as (i) a lump sum cash payment; (ii) a series of annual cash installments payable over a designated term not to exceed twenty years; or (iii) five annual cash payments beginning on the sixth January following termination of employment. In-service distributions may be elected by the executive as a single lump sum cash payment or in annual cash payments over a term of one to five years, in either case beginning not earlier than the third calendar year following the calendar year of the deferral. However, in the case of amounts of $10,000 or less, or when no election regarding the form of distribution is made, the distribution will be made in a lump sum. When the executive is a “key employee” for purposes of Section 409A of the Internal Revenue Code, any distribution payable on account of termination of employment will not occur until after six months following termination of employment. Typically, the Named Executive Officers are key employees.

Potential Payments Upon Termination or Change in Control

The Company does not have employment agreements or severance agreements with any of the Named Executive Officers.

Upon retirement or permanent disability (as defined in the pertinent plan), a Named Executive Officer may continue to vest in outstanding stock awards (with the exception of certain supplemental RSU awards granted after 2005) for the remainder of their vesting period; may exercise Options and SARs for up to 5 years in accordance with the awards’ original terms; and immediately vests in the unvested portion of his Executive Deferred Compensation account. However, annual stock awards granted after 2005 provide that if the executive retires within one year after the grant date, the executive forfeits a portion of the stock award proportional to the number of days remaining within that one-year period. For these purposes, retirement is a termination of employment with retirement approval of the Committee by an executive who has attained age 55 with 10 years of service with the Company, or, for the Executive Deferred Compensation Plan and for Stock Plan annual stock awards granted before 2006, has attained 20 years of service with the Company. In all cases, however, the Committee or its designee has the authority to revoke approved retiree status if an executive terminates employment for serious misconduct or is subsequently found to have engaged in competition with the Company or engaged in criminal conduct or other behavior that is actually or potentially harmful to the Company. A Named Executive Officer who dies as an employee or approved retiree immediately vests in his Executive Deferred Compensation account, Options/SARs and other stock awards. These provisions were developed based on an analysis of external market data. As of January 1, 2010, J.W. Marriott, Jr., William J. Shaw, and Robert J. McCarthy met the age and service conditions for retirement eligibility. Arne M. Sorenson and Carl T. Berquist would meet such conditions if they remain employed until October 13, 2013 and December 2, 2012, respectively.

Under the Stock Plan, in the event of certain transactions involving a capital restructuring, reorganization or liquidation of the Company or similar event as defined in the plan, the Company or its successor will in its discretion provide substitute equity awards under the Stock Plan or, if in the event no similar equity awards are available, an equivalent value as determined at that time will be credited to each Named Executive Officer’s account in the Executive Deferred Compensation Plan, provided that such action does not enlarge or diminish the value and rights under the awards. If the Company or its successor does not substitute equity awards or credit the Executive Deferred Compensation Plan accounts, the Company or its successor will provide for the awards to be exercised, distributed, canceled or exchanged for value. The values of the vested and unvested equity awards as of the last day of the fiscal year are indicated for each Named Executive Officer in the Outstanding Equity Awards at 2009 Fiscal Year-End table.

In addition, in the event that any Named Executive Officer’s employment is terminated by the Company other than for the executive’s misconduct (or by the executive for Good Reason, as defined under the Stock Plan) beginning three months before and ending twelve months following a change in control of the Company, the Named Executive Officer will become fully vested in all unvested equity awards under the Stock Plan and unvested balances in the Executive Deferred Compensation Plan. In those circumstances, all Options and SARs will be exercisable until the earlier of the original expiration date of the awards or twelve months (or five years for an approved retiree) following the termination of employment, and all other stock awards shall be immediately distributed following the later of the termination of employment or the change in control event. In addition, any cash incentive payments under the Incentive Plan will be made immediately based on the target performance level, pro-rated based on the days worked during the year until the Named Executive Officer’s termination of employment. The Company did not provide for any tax gross-ups on these benefits, and instead specifically limited the benefits to avoid adverse tax consequences to the Company. Specifically, each of these benefits are subject to a cut-back, so that no such benefits will be provided to the extent it would result in the loss of a deduction or imposition of excise taxes under the “golden parachute” excess parachute payment provisions of the Internal Revenue Code.

The table below reflects the intrinsic value of unvested stock awards and unvested Executive Deferred Compensation accounts that each Named Executive Officer would receive upon retirement, disability, death, or involuntary termination of employment in connection with a change in control as of January 1, 2010, (based on the Company’s fiscal year-end closing stock price of $27.25).

Name	Plan	Retirement ($)	Disability ($)	Death ($)	Change in Control and Involuntary Termination ($)
Mr. Marriott	EDC	343,752	343,752	343,752	343,752
	Stock Plan	2,666,413	2,666,413	2,666,413	2,666,413
Mr. Shaw	EDC	226,259	226,259	226,259	226,259
	Stock Plan	7,446,299	8,632,030	8,632,030	8,632,030
Mr. Sorenson	EDC	—	124,279	124,279	124,279
	Stock Plan	—	6,547,296	6,547,296	6,547,296
Mr. McCarthy	EDC	89,708	89,708	89,708	89,708
	Stock Plan	2,515,480	3,438,925	3,438,925	3,438,925
Mr. Berquist	EDC	—	78,676	78,676	78,676
	Stock Plan	—	917,889	917,889	917,889

The benefits reported in the table above are in addition to benefits available prior to the occurrence of any termination of employment, including benefits available under then-exercisable SARs and Options and vested Executive Deferred Compensation Plan balances, and benefits available generally to salaried employees such as benefits under the company’s 401(k) plan, group medical and dental plans, life and accidental death insurance plans, disability programs, health and dependent care spending accounts, and accrued paid time off. The actual amounts that would be paid upon a Named Executive Officer’s termination of employment can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed above, any actual amounts paid or distributed may be higher or lower than reported above. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s age. In addition, in connection with any actual termination of employment or change in control transaction, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described above, as the Committee determines appropriate.

Director Compensation

For 2009, non-employee directors received compensation in the form of meeting attendance fees and annual cash retainer fees, as well as annual Non-Employee Director Share Awards under the Stock Plan, as follows:

Type of Fee	Amount of Fee ($)
Board Retainer Fee	60,000
Vice Chairman Fee(1)	75,000
Share Award	80,000
Vice Chairman Share Award(1)	100,000
Audit Committee Chair Fee	20,000
Non-Audit Committee Chair Fee	10,000
Meeting Fee (per meeting)	1,250
Vice Chairman Meeting Fee (per meeting)(1)	1,563

(1)	The Vice Chairman of the Board receives these fees instead of the other Board fees.

The Vice Chairman of the Board receives fees and stock awards at 125% of the amount of the other directors. The chairs of each Committee of the Board receive an additional retainer fee to compensate for the responsibilities of those positions.

Attendance and retainer fees are paid on a quarterly basis. However, in accordance with established Company procedures, a director may elect to defer payment of all or a portion of his or her director fees pursuant to the Company’s Executive Deferred Compensation Plan and/or the Stock Plan. As elected by the director, fees that are deferred pursuant to the Stock Plan are credited to the director’s stock unit account in that plan, or are replaced with Director SARs having equivalent grant-date value, except that only the annual retainer may be replaced with Director SARs. Director SARs are granted at fair market value, have a 10-year term, and are immediately vested but cannot be exercised until one year following grant. As elected by the director, retainer and meeting fees that are credited to the director’s stock unit account may be distributed in a lump sum or in one to 10 annual installments following termination of service as a Board member. Retainer and meeting fees that are deferred to the director’s stock unit account accrue dividend equivalents but do not provide voting rights until the stock is distributed.

The Company grants the Non-Employee Director Share Awards following the Company’s annual meeting of shareholders. A Director Share Award is a grant of stock that is distributed at the director’s election which is made in the year prior to the grant of the award. The recipient may choose to have his or her award distributed in a lump sum on the one-year anniversary of the grant or, following termination of service as a Board member, in a lump sum or one to ten annual installments. The annual Non-Employee Director Share Awards neither accrue dividend equivalents nor provide voting rights until the stock is distributed to them. The pricing practices for executive stock awards discussed in the Compensation Discussion and Analysis above are followed for director stock awards.

The Company reimburses directors for travel expenses, other out-of-pocket costs they incur when attending meetings and, for one meeting per year, attendance by spouses. To encourage our directors to visit and personally evaluate our properties, the directors also receive complimentary rooms, food and beverages at Company-owned, operated or franchised hotels, as well as the use of hotel-related services such as Marriott-managed golf and spa facilities, when on personal travel. The value of these benefits is reported to the directors as taxable compensation.

The Board of Directors believes that stock ownership by non-employee directors is essential for aligning their interests with those of shareholders. To emphasize this principle, the Committee requires that non-employee directors own Company stock or stock units valued at three times the directors’ annual cash and stock retainers. Directors have five years in which to meet this goal. All non-employee directors who have served as directors of the Company for five years or more have met this goal.

Director Compensation for Fiscal Year 2009

The following Director Compensation Table shows the compensation we paid in 2009 to our non-employee directors. As officers, J.W. Marriott, Jr. and William J. Shaw are not paid for their service as directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
Mary Bush	81,250	80,011	—	161,261
Lawrence W. Kellner	83,750	80,011	—	163,761
Debra L. Lee	81,250	80,011	18,168	179,429
John W. Marriott III	89,063	100,014	—	189,077
George Muñoz	100,000	80,011	—	180,011
Harry J. Pearce	78,750	80,011	—	158,761
Steven S Reinemund	83,750	80,011	—	163,761
W. Mitt Romney	81,250	80,011	26,170	187,431
Lawrence M. Small	77,502	80,011	15,385	172,898

(1)	This column includes any cash retainer and meeting fee amounts that the directors elected to be deferred to their stock unit accounts in the Stock Plan, annual cash retainers that the directors elected to receive as SARs, and fees that were deferred pursuant to the Executive Deferred Compensation Plan as follows:

Name	Fees Credited to Stock Unit Account in the Stock Plan ($)	Fees Elected as a Director SAR Award ($)	Fees Deferred to the Executive Deferred Compensation Plan ($)
Ms. Lee	—	—	4,875
Mr. Muñoz	75,200	—	6,000
Mr. Pearce	74,025	—	4,725
Mr. Reinemund	—	—	5,025
Mr. Small	16,450	56,402	4,650

Because cash retainers and meeting fees otherwise are paid quarterly, fees were credited to the directors’ stock unit accounts in the Stock Plan on April 9, 2009, July 10, 2009, October 9, 2009, and January 11, 2010. The number of shares credited to each director’s stock unit account was determined by dividing the dollar amount that the director elected to defer by the average of the high and low trading prices of the Company’s Class A common stock on the respective credit dates, which were $19.19, $19.50, $26.50, and $28.08, respectively. The Director SARs were granted on the first business day after the annual shareholders meeting. The number of Director SARs received was determined by dividing the dollar amount of the cash retainer elected to be deferred by the estimated value of a Director SAR at the time of grant. The per-share value of each Director SAR as reported in this column was $10.07, determined in accordance with accounting guidance for share-based payments. In 2009, each award was granted on May 4, 2009, at a trading price of $23.45.

(2)	In 2009, each director was granted a Non-Employee Director Share Award on May 4, 2009, for 3,412 shares, except that the Vice Chairman of the Board received 4,265 shares. In accordance with the Company’s equity compensation grant procedures, the awards were determined by dividing the value of the Director Share Award by the average of the high and low prices of a share of the Company’s Class A common stock on the date the awards were granted, which was $23.45 per share. The amounts reported in the “Stock Awards” column reflect the grant-date fair value of the award, determined in accordance with accounting guidance for share-based payments.

(3)	The following table indicates the number of outstanding Director Options (“Options”), Director SARs (“SARs”), shares credited to director’ stock unit accounts in the Stock Plan and Non-Employee Director Share Awards (together, “DS”), as well as RSU and DSB awards held by each director at the end of 2009.

Name	Award Type	Number of Securities Underlying Unexercised Director Options/SARs		Number of Shares or Units of Stock Held That Have Not Vested (#)	Number of Shares or Units of Stock Held That Have Vested (#)(2)
		Exercisable (#)	Unexercisable (#)
Ms. Bush	DS	—	—	—	5,621
Mr. Kellner	DS	—	—	—	13,624
Ms. Lee	DS	—	—	—	10,915
Mr. Marriott III(1)	Options	90,470	—	—	—
	DSB	—	—	552	—
	RSU	—	—	6,000	—
	DS	—	—	—	8,467
Mr. Muñoz	Options	8,008	—	—	—
	DS	—	—	—	25,731
Mr. Pearce	DS	—	—	—	66,983
Mr. Reinemund	DS	—	—	—	5,142
Mr. Romney	Options	3,294	—	—	—
	DS	—	—	—	3,412
Mr. Small	Options	38,452	—	—	—
	SARs	11,913	5,601	—	—
	DS	—	—	—	50,858

(1)	John W. Marriott III’s outstanding Options and unvested stock units/shares were granted when he was an employee of the Company.
(2)	This column represents fiscal year-end balances held in the director deferred stock plan.

(4)	The directors receive complimentary rooms, food and beverages at Company-owned, operated or franchised hotels, as well as the use of hotel-related services such as Marriott-managed golf and spa facilities, when on personal travel. The values in this column do not include perquisites and personal benefits that were less than $10,000 in aggregate for the fiscal year.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information about the securities authorized for issuance under the Company’s equity compensation plans as of January 1, 2010.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in the first column)
Equity compensation plans approved by shareholders	45,142,208	(1)	$17.88	33,669,907	(2)
Equity compensation plans not approved by shareholders(3)	—		—	—

Total	45,142,208			33,669,907

(1)	Includes 8,972,576 shares of outstanding DSB, DSA, RS and RSU awards, as well as DS awards to directors in the Stock Plan, that are not included in the calculation of the Weighted-Average Exercise Price column.
(2)	Consists of 23,460,173 securities available for issuance under the Stock Plan and 10,209,734 securities available for issuance under the Employee Stock Purchase Plan.
(3)	All of the Company’s equity compensation plans have been approved by shareholders.

STOCK OWNERSHIP

Stock Ownership of our Directors, Executive Officers and Certain Beneficial Owners

The table below sets forth the beneficial ownership of Class A common stock by our directors, director nominees and executive officers as of January 31, 2010 (unless otherwise noted), as well as additional information about beneficial owners of 5 percent or more of the Company’s Class A common stock. Ownership consists of sole voting and sole investment power, except as indicated in the notes below, and except for shares registered in the name of children sharing the same household or subject to any community property laws. Unless otherwise noted, the address for all greater than five percent beneficial owners is Marriott International, Inc., 10400 Fernwood Road, Bethesda, Maryland 20817.

Note on Various Marriott Family Holdings: SEC rules require reporting of beneficial ownership of certain shares by multiple parties, resulting in multiple counting of some shares. After eliminating double-counting of shares beneficially owned, J.W. Marriott, Jr. and John W. Marriott III together have an aggregate beneficial ownership of 16% of Marriott’s outstanding shares. The aggregate total beneficial ownership of J.W. Marriott, Jr., John W. Marriott III, and each of the “Other 5% Beneficial Owners” shown below, except for T. Rowe Price Associates, Inc., is 23% of outstanding shares after removing the shares counted multiple times. These individuals and entities each disclaim beneficial ownership over shares owned by other members of the Marriott family and the entities named below except as specifically disclosed in the footnotes following the table below.

Name	Shares Beneficially Owned		Percent of Class(1)
Directors and Director Nominees:
J.W. Marriott, Jr.	57,798,805	(2)(3)(4)(5)	15.8%
John W. Marriott III	24,235,689	(3)(4)(6)(7)(8)	6%
Mary K. Bush	0	(8)	*
Lawrence W. Kellner	4,254	(8)	*
Debra L. Lee	2,660	(8)	*
George Muñoz	12,241	(8)(9)	*
Harry J. Pearce	8,488	(8)	*
Steven S Reinemund	4,252	(8)	*
W. Mitt Romney	8,074	(8)	*
William J. Shaw	2,536,264	(9)	*
Lawrence M. Small	131,446	(8)(9)(11)	*

Other Named Executive Officers:
Carl T. Berquist	355,873	(9)	*
Robert J. McCarthy	466,083	(9)	*
Arne M. Sorenson	2,285,091	(7)(9)(10)	*

All Directors, Nominees and Executive Officers as a Group (21 persons, including the foregoing)	66,443,938	(12)	17%

Other 5% Beneficial Owners:
Richard E. Marriott	47,073,614	(2)(13)	13%
Stephen G. Marriott	35,060,378	(4)(14)	9%
Deborah M. Harrison	24,384,370	(4)(15)	6%
David S. Marriott	24,179,953	(4)(7)(16)	6%
JWM Family Enterprises, Inc.	22,027,993	(4)(7)	6%
JWM Family Enterprises, L.P.	22,027,993	(4)(7)	6%
T. Rowe Price Associates, Inc.	48,069,851	(17)	13.4%
100 E. Pratt Street Baltimore, MD 21202

*	Less than 1 percent.
(1)	Based on the number of shares outstanding (358,522,350) on January 31, 2010, plus the number of shares acquirable by the specified person(s) within 60 days of January 31, 2010, as described below.
(2)	Includes the following 21,280,453 shares that both J.W. Marriott, Jr. and his brother Richard E. Marriott report as beneficially owned: (a) 5,512,678 shares held by 16 trusts for the benefit of their children, for which J.W. Marriott, Jr. and Richard E. Marriott serve as co-trustees; (b) 10,308,894 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation, for which J.W. Marriott, Jr., Richard E. Marriott, and Stephen Garff Marriott serve as co-trustees; (c) 5,382,298 shares held by a charitable annuity trust created by the will of J. Willard Marriott, Sr., in which J.W. Marriott, Jr. and Richard E. Marriott have a remainder interest and for which they serve as co-trustees; and (d) 76,583 shares held by a trust established for the benefit of J.W. Marriott Jr., for which Richard E. Marriott serves as trustee.
(3)	Includes the following 716,874 shares that both J.W. Marriott, Jr. and his son John W. Marriott III report as beneficially owned: (a) 323,496 shares owned by JWM Associates Limited Partnership, in which J.W. Marriott, Jr. is a general partner and in which John W. Marriott III is a limited partner; (b) 343,803 shares held by a trust for the benefit of John W. Marriott III, for which J.W. Marriott, Jr.’s spouse serves as a co-trustee; and (c) 49,575 shares owned by three trusts for the benefit of John W. Marriott III’s children, for which the spouses of John W. Marriott III and J.W. Marriott, Jr. serve as co-trustees.
(4)	Includes the following 22,027,993 shares that J.W. Marriott, Jr., his children John W. Marriott III, Deborah M. Harrison, Stephen G. Marriott and David S. Marriott, and JWM Family Enterprises, Inc. and JWM Family Enterprises, L.P. each report as beneficially owned: (a) 11,199,999 shares owned by Thomas Point Ventures, L.P., and (b) 10,827,994 shares owned by JWM Family Enterprises, L.P. JWM Family Enterprises, Inc., a corporation in which J.W. Marriott, Jr. and each of his children is a director, is the sole general partner of JWM Family Enterprises, L.P., a limited partnership, which in turn is the sole general partner of Thomas Point Ventures, L.P., also a limited partnership. The address for the corporation and both limited partnerships is 6106 MacArthur Boulevard, Suite 110, Bethesda, Maryland 20816.
(5)	Includes the following 13,773,486 shares that J.W. Marriott, Jr. reports as beneficially owned, in addition to the shares referred to in footnotes (2), (3) and (4): (a) 5,619,694 shares directly held; (b) 5,840,410 shares subject to Options, SARs and RSUs currently exercisable or exercisable within 60 days after January 31, 2010; (c) 282,524 shares owned by J.W. Marriott, Jr.’s spouse (Mr. Marriott disclaims beneficial ownership of such shares); (d) 1,924,651 shares owned by separate trusts for the benefit of three of J.W. Marriott, Jr.’s children, in which his spouse serves as a co-trustee; (e) 48,935 shares owned by three trusts for the benefit of J.W. Marriott, Jr.’s grandchildren, for which the spouses of J.W. Marriott, Jr. and Stephen G. Marriott serve as co-trustees; and (f) 57,272 shares owned by the J. Willard Marriott, Jr. Foundation, for which J.W. Marriott, Jr. and his spouse serve as trustees.
(6)	Includes the following 1,490,822 shares that John W. Marriott III reports as beneficially owned, in addition to the shares referred to in footnote (3) and (4): (a) 661,311 shares directly held; (b) 96,470 shares subject to Options and RSUs currently exercisable or exercisable within 60 days after January 31, 2010; (c) 528,910 shares held in a trust for the benefit of John W. Marriott III (included in footnote (2)(a) above); (d) 31,550 shares owned by John W. Marriott III’s spouse (Mr. Marriott disclaims beneficial ownership of such shares); and (e) 172,581 shares held by three trusts for the benefit of John W. Marriott III’s children, for which John W. Marriott III serves as a co-trustee.
(7)	Includes the following shares that are pledged as security: (a) 7,848,815 shares owned by JWM Family Enterprises, L.P. that serve as collateral for obligations of JWM Family Enterprises, L.P. and its affiliates; (b) 484,003 shares owned by John W. Marriott III that serve as collateral security for a loan; (c) 433,912 shares owned by David S. Marriott that serve as collateral security for a loan; and (d) 236,363 shares owned by Mr. Sorenson that are held in two margin accounts.
(8)	Does not include non-employee director annual deferred share awards or stock units representing fees that non-employee directors have elected to defer under our Stock Plan. The combined numbers of shares (a) subject to deferred share awards, and (b) in stock unit accounts of non-employee directors as of January 31, 2010, were as follows: Ms. Bush: 5,621 shares; Mr. Kellner: 13,264 shares; Ms. Lee: 10,915 shares; John W. Marriott III: 8,467 shares; Mr. Muñoz: 26,400 shares; Mr. Pearce: 67,652 shares; Mr. Reinemund: 5,142 shares; Mr. Romney: 3,412 shares; and Mr. Small: 50,983 shares. Share awards and stock units do not carry voting rights and are not transferable. Share awards and stock units are distributed following retirement as a director.
(9)	Includes shares subject to Options, SARs, RSUs and DSAs currently exercisable or exercisable within 60 days after January 31, 2010, as follows: Mr. Berquist: 288,175 shares; Mr. Muñoz: 8,008 shares; Mr. Shaw: 2,759,583 shares; Mr. Small: 50,365 shares; Mr. McCarthy: 406,247; and Mr. Sorenson: 2,012,574 shares.
(10)	Includes 7,500 shares of unvested RS awarded to Mr. Sorenson under the Stock Plan. Holders of RS are entitled to vote their shares. See “Executive and Director Compensation: Summary Compensation Table” on page 37.
(11)	Includes 10,916 shares held by two trusts for the benefit of Mr. Small’s two children, for which Mr. Small serves as trustee.

(12)	The 716,874 shares described in footnote (3) and the 22,027,993 shares described in footnote (4) are reported as beneficially owned by each of J.W. Marriott, Jr. and John W. Marriott III, but are included only once in reporting the number of shares owned by all directors, nominees and executive officers as a group. All directors, nominees and executive officers as a group held 12,481,962 Options, SARs and RSUs currently exercisable or exercisable within 60 days after January 31, 2010. All directors, nominees and executive officers as a group, other than J.W. Marriott, Jr. and John W. Marriott III, beneficially owned an aggregate of 7,683,221 shares (including 6,545,082 Options, SARs and RSUs currently exercisable or exercisable within 60 days after January 31, 2010), or less than one percent of our Class A common stock outstanding as of January 31, 2010.
(13)	Includes the following 25,793,161 shares that Richard E. Marriott reports as beneficially owned, in addition to the 21,280,453 shares referred to in footnote (2): (a) 20,556,252 shares directly held; (b) 282,617 shares owned by Richard E. Marriott’s spouse (Mr. Marriott disclaims beneficial ownership of these shares); (c) 1,472,809 shares owned by four trusts for the benefit of Richard E. Marriott’s children, for which his spouse serves as a co-trustee; (d) 3,419,662 shares owned by First Media, L.P., a limited partnership whose general partner is a corporation in which Richard E. Marriott is the controlling voting shareholder; and (e) 61,821 shares owned by the Richard E. and Nancy P. Marriott Foundation, for which Richard E. Marriott and his spouse serve as directors and officers. Richard E. Marriott is the brother of J.W. Marriott, Jr. and is a former director and officer of the Company. His address is Host Hotels & Resorts, Inc., 10400 Fernwood Road, Bethesda, Maryland 20817.
(14)	Includes the following 13,032,385 shares that Stephen G. Marriott reports as beneficially owned in addition to the shares referred to in footnote (4): (a) 934,840 shares directly held; (b) 558,254 shares held by a trust for the benefit of Stephen G. Marriott, for which J.W. Marriott, Jr.’s spouse and an unrelated person serve as co-trustees (included in footnote 5(d) above); (c) 795,822 shares held by two trusts for the benefit of Stephen G. Marriott, for which J.W. Marriott, Jr. and Richard E. Marriott serve as co-trustees (included in footnote 2(a) above); (d) 43,702 shares held by Stephen G. Marriott’s spouse (Mr. Marriott disclaims beneficial ownership of such shares); (e) 48,935 shares owned by three trusts for the benefit of Stephen G. Marriott’s children, for which the spouses of Stephen G. Marriott and J.W. Marriott, Jr. serve as co-trustees (Mr. Marriott disclaims beneficial ownership of such shares); (f) 226,728 shares owned by three trusts for the benefit of Stephen G. Marriott’s children, for which Stephen G. Marriott and the spouses of Stephen G. Marriott and J.W. Marriott, Jr. serve as co-trustees; (g) 115,210 shares subject to Options, SARs and RSUs currently exercisable or exercisable within 60 days after January 31, 2010; and (h) 10,308,894 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation, for which Stephen G. Marriott serves as co-trustee with J.W. Marriott, Jr. and Richard E. Marriott (included in footnote 2(b) above).
(15)	Includes the following 2,356,377 shares that Deborah M. Harrison reports as beneficially owned in addition to the shares referred to in footnote (4): (a) 284,729 shares directly held; (b) 695,861 shares held by a trust for the benefit of Deborah M. Harrison, for which J.W. Marriott, Jr.’s spouse and an unrelated person serve as co-trustees (included in footnote 5(d) above); (c) 807,671 shares held by two trusts for the benefit of Deborah M. Harrison, for which J.W. Marriott, Jr. and Richard E. Marriott serve as co-trustees (included in footnote 2(a) above); (d) 109,464 shares held directly by Deborah M. Harrison’s spouse (Mrs. Harrison disclaims beneficial ownership of such shares); (e) 41,003 shares held in four trusts for the benefit of Deborah M. Harrison’s children, for which Deborah M. Harrison, her spouse and another individual serve as co-trustees; (f) 347,719 shares held in five trusts for the benefit of Deborah M. Harrison’s children, for which Deborah M. Harrison, her spouse and another individual serve as co-trustees; (g) 2,140 shares owned by a trust for the benefit of Deborah M. Harrison’s grandchild, for which Deborah M. Harrison, her spouse and another individual serve as co-trustees; (h) 1,335 shares subject to RSUs held by Deborah M. Harrison currently exercisable or exercisable within 60 days after January 31, 2010; and (i) 66,455 shares subject to Options, SARs and RSUs held by Deborah M. Harrison’s spouse currently exercisable or exercisable within 60 days after January 31, 2010 (Mrs. Harrison disclaims beneficial ownership of such shares).
(16)	Includes the following 2,151,960 shares that David S. Marriott reports as beneficially owned in addition to the shares referred to in footnote (4): (a) 597,389 shares directly held; (b) 670,536 shares held by a trust for the benefit of David S. Marriott, for which J.W. Marriott, Jr.’s spouse and an unrelated person serve as co-trustees (included in footnote 5(d) above); (c) 795,559 shares held by a trust for the benefit of David S. Marriott, for which J.W. Marriott, Jr. and Richard E. Marriott serve as co-trustees (included in footnote 2(a) above); (d) 5,335 shares held by David S. Marriott’s spouse (Mr. Marriott disclaims beneficial ownership of such shares); (e) 62,752 shares held by four trusts for the benefit of David S. Marriott’s children, for which David S. Marriott, his spouse and John W. Marriott III serve as co-trustees; and (f) 20,389 shares subject to Options and RSUs currently exercisable or exercisable within 60 days after January 31, 2010.
(17)	Based on a review of a Schedule 13G report filed on February 12, 2010, T. Rowe Price Associates, Inc. beneficially owned 48,069,851 shares as of December 31, 2009, with sole voting power as to 13,356,241 shares and sole dispositive power as to 48,069,851 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities (the “Reporting Persons”) to file with the SEC and the NYSE reports on Forms 3, 4 and 5 concerning their ownership of and transactions in the common stock and other equity securities of the Company, generally within two business days of a reportable transaction. As a practical matter, the Company seeks to assist its directors and executives by monitoring transactions and completing and filing reports on their behalf.

Based solely upon a review of SEC filings furnished to the Company and written representations that no other reports were required, we believe that all Reporting Persons complied with these reporting requirements during fiscal 2009 except for (i) an amended Form 5 report filed by J.W. Marriott, Jr. of: (a) a charitable gift by a trust of which J.W. Marriott, Jr. and Richard E. Marriott are co-trustees; (b) a sale by a trust for the benefit of John W. Marriott III, of which the spouse of J.W. Marriott, Jr. is a co-trustee; and (c) a sale by a trust for the benefit of John W. Marriott III, of which J.W. Marriott, Jr. is a co-trustee; and (ii) an amended Form 4 report filed by James M. Sullivan of the sale of shares to pay taxes related to the vesting of restricted stock units. Each untimely report was due to an administrative error. In addition, Richard E. Marriott filed an amended Form 4 reporting one transaction late and a Form 4 reporting two transactions late.

TRANSACTIONS WITH RELATED PERSONS

JWM Family Enterprises, L.P. (“Family Enterprises”) is a Delaware limited partnership which is beneficially owned and controlled by members of the family of J.W. Marriott, Jr., the Company’s Chairman and Chief Executive Officer, including John W. Marriott III, the Company’s Vice Chairman of the Board, who is Chief Executive Officer of Family Enterprises, and J.W. Marriott, Jr. himself. Family Enterprises indirectly holds varying percentages of ownership in the following 16 hotels:

Location	Brand	Initial Year of Company Management
Long Beach, California	Courtyard	1994
San Antonio, Texas	Residence Inn	1994
Anaheim, California	Fairfield Inn	1996
Herndon, Virginia	SpringHill Suites	1999
Milpitas, California	Courtyard	1999
Milpitas, California	TownePlace Suites	1999
Novato, California	Courtyard	1999
Washington, D.C. (Thomas Circle)	Residence Inn	2001
West Palm Beach, Florida	Marriott	2003
Columbus, Ohio	Renaissance	2004
Charlotte, North Carolina	Marriott	2006
Dallas, Texas	Renaissance	2006
Trumbull, Connecticut	Marriott	2007
Charlotte, North Carolina	Renaissance	2007
Cleveland, Ohio	Marriott	2007
Newark, New Jersey	Renaissance	2007

Our subsidiaries operate each of these properties pursuant to management agreements with entities controlled by Family Enterprises, and provide procurement and/or renovation services for some of these properties pursuant to contracts entered into with the ownership entities. We expect such arrangements to continue in 2010. In fiscal 2009, we received management fees of approximately $7.1 million, plus reimbursement of certain expenses, and procurement and renovation services fees of approximately $221,521 from our operation of and provision of services for these hotels. The Company has no financial involvement in either the hotels listed above beyond the foregoing roles or in Family Enterprises.

Our Company was founded by J.W. Marriott, Jr.’s father, and the Board believes that the involvement of a number of Marriott family members in responsible positions of the Company makes a significant long-term contribution to the value of our corporate name and identity and to the maintenance of Marriott’s reputation for providing quality products and services. In addition to J.W. Marriott, Jr.’s service as Chairman and Chief Executive Officer and John W. Marriott III’s service as Vice Chairman of the Board, the Company employs a number of members of the Marriott family in management positions, including J.W. Marriott, Jr.’s children Stephen G. Marriott, David S. Marriott, and Deborah M. Harrison, and his son-in-law (and Mrs. Harrison’s husband) Ronald T. Harrison. The Company also employs family members of other executive officers (under SEC rules, family members include children, stepchildren, parents, stepparents, spouses, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and other persons sharing the household with a director or executive officer, other than as a tenant or employee). The compensation levels of family members of our directors and executive officers are set based on reference to external market practice of similar positions and/or internal pay equity when compared to the compensation paid to non-family members in similar positions. Employed family members with total compensation for 2009 in excess of $120,000, which includes base salary, bonus, the value of stock-based awards, and other compensation, are shown in the table below.

Director / Executive Officer	Family Member	Family Member Position	Total Compensation for 2009 ($)
J.W. Marriott Jr. and John W. Marriott III	Stephen G. Marriott	Executive Vice President, Company Culture	287,306
	David S. Marriott	Regional Vice President, Market Management	347,622
	Deborah M. Harrison	Senior Vice President, Government Affairs	198,868
	Ronald T. Harrison	President, Marriott Lodging of Canada	354,873
Edwin D. Fuller	Marsha M. Scarbrough	Vice President, Springhill Suites	210,845
James M. Sullivan	Kathleen S. Tyson	Vice President, Residence Inn	209,275

J.W. Marriott, Jr. reimbursed the Company for the cost of non-business related services provided by Company employees in the amount of $273,944 for 2009.

Policy on Transactions and Arrangements with Related Persons

The Company has adopted a written policy for approval of transactions and arrangements between the Company and the Company’s current and recent former directors, director nominees, current and recent former executive officers, greater than five percent shareholders, and their immediate family members where the amount involved exceeds $120,000. Each of the related person transactions described above is subject to, and has been approved or ratified under, this policy.

The policy provides that the Nominating and Corporate Governance Committee reviews certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the committee takes into account, among other things, whether the transaction is on terms that are no less favorable to the Company than terms generally available to an unaffiliated third-party under similar circumstances and the materiality of the related person’s interest in the transaction. The policy also provides that the Company’s Corporate Growth Committee, an internal management committee whose members include the Company’s President and Chief Operating Officer, Chief Financial Officer, Executive Vice President and General Counsel, and other executive officers responsible for lodging development, lodging operations and timeshare, reviews all such transactions that involve the management, operation, ownership, purchase, sale, or lease of a hotel, timeshare property, land and/or improvements.

The Nominating and Corporate Governance Committee and the Corporate Growth Committee have considered and adopted standing pre-approvals under the policy for certain limited transactions with related persons that meet specific criteria. Information on transactions subject to pre-approval is provided to the appropriate committee at its next regularly scheduled meeting. Pre-approved transactions are limited to:

•

certain lodging transactions with specified maximum dollar thresholds where the Corporate Growth Committee has both approved the transaction and determined that its terms are no less favorable to the Company than those of similar contemporaneous transactions with unrelated third parties and, in some cases, where the transaction is the result of an open auction process involving at least three unrelated third party bidders;

•

certain other lodging transactions with specified maximum dollar thresholds that are consistent with general terms and conditions that the Nominating and Corporate Governance Committee has previously approved;

•	ordinary course sales of timeshare, fractional or similar ownership interests at prices that are no lower than those available under Company-wide employee discount programs;

•

employment and compensation relationships that are subject to Compensation Policy Committee or other specified internal management approvals and which, in the case of executive officers, are subject to required proxy statement disclosure;

•

certain transactions with other companies and certain charitable contributions that satisfy the independence criteria under both the Company’s Corporate Governance Policies and the NYSE corporate governance listing standards; and

•	non-lodging transactions involving less than $500,000 that are approved by at least two members of the Corporate Growth Committee for whom the transactions pose no conflict of interest.

HOUSEHOLDING

The SEC allows us to deliver a single proxy statement and annual report to an address shared by two or more of our shareholders. This delivery method, referred to as “householding,” can result in significant cost savings for us. In order to take advantage of this opportunity, the Company and banks and brokerage firms that hold your shares have delivered only one proxy statement and annual report to multiple shareholders who share an address unless one or more of the shareholders has provided contrary instructions. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, may obtain one, without charge, by addressing a request to the Corporate Secretary, Marriott International, Inc., Dept. 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817 or by calling (301) 380-6601. You may also obtain a copy of the proxy statement and annual report from the Company’s website (www.marriott.com/investor) by clicking on “SEC Filings.” Shareholders of record sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the Company’s shares and wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

OTHER MATTERS

The Company’s management knows of no other matters that may be presented for consideration at the 2010 annual meeting. However, if any other matters properly come before the annual meeting, the persons named in the proxy intend to vote such proxy in accordance with their judgment on such matters.

Any shareholder who would like a copy of our 2009 Annual Report on Form 10-K may obtain one, without charge, by addressing a request to the Corporate Secretary, Marriott International, Inc., Dept. 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817. The Company’s copying costs will be charged if copies of exhibits to the Form 10-K are requested. You may also obtain a copy of the Form 10-K, including exhibits, from the investor relations portion of our website (www.marriott.com/ investor) by clicking on “SEC Filings.”

BY ORDER OF THE BOARD OF DIRECTORS,

Bancroft S. Gordon
Secretary

2010 ANNUAL MEETING INFORMATION

Time and Location. The 2010 annual meeting of shareholders will begin at 10:30 a.m. on Friday, May 7, 2010 at the JW Marriott Hotel at 1331 Pennsylvania Avenue, N.W., Washington, D.C. 20004.

Parking. Due to anticipated needs of other hotel guests on May 7, 2010, we expect that minimal parking will be available to shareholders in the parking garage adjacent to the hotel. Several public lots are located within three blocks of the hotel.

Public Transportation. As parking is limited in the general area, we recommend that shareholders attending the annual meeting consider using public transportation. Two Metro subway stations, Federal Triangle and Metro Center, are located less than three blocks from the hotel, and the area is served by Metro buses.

Lodging. Two local Marriott hotels will offer a “Shareholder Annual Meeting” rate for Thursday, May 6, 2010, the night before the meeting. To receive these rates, call the number shown below and ask for the shareholder annual meeting rate for May 6, 2010. Please note that a limited number of rooms are offered at this rate and you must call by Monday, April 13. Applicable taxes and gratuities are extra and advance reservations are required. This discount may not be used in conjunction with other discounts, coupons, or group rates.

JW Marriott Hotel—$329 single/double	Arlington Crystal City/Reagan National Airport
1331 Pennsylvania Avenue, N.W.	Courtyard Hotel—$199 single/double
Washington, D.C. 20004	2899 Jefferson Davis Highway.
202-393-2000	Arlington, VA 22202
Near Metro Center Metro Station	703-549-3434
Near Crystal City Metro Station

PROXY	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

MARRIOTT INTERNATIONAL, INC.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S), OR IF NO DIRECTION IS INDICATED, “FOR” EACH DIRECTOR NOMINEE IN PROPOSAL 1, “FOR” PROPOSAL 2, IT WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTER THAT IS PROPERLY PRESENTED.

The undersigned acknowledge(s) receipt of a Notice of Annual Meeting of Shareholders, the accompanying Proxy Statement and the Annual Report for the fiscal year ended January 1, 2010. The undersigned further hereby appoint(s) J.W. Marriott, Jr. and Arne M. Sorenson, and each of them, with power to act without the other and with full power of substitution in each, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Marriott International, Inc. (the “Company”) Class A Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 7, 2010 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

If the undersigned has voting rights with respect to shares of Company common stock under the Company’s 401(k) savings plan or the Sodexho 401(k) savings plan, the undersigned hereby direct(s) the trustee of the applicable 401(k) savings plan to vote shares equal to the number of share equivalents allocated to the undersigned’s accounts under the applicable plans in accordance with the instructions given herein. Shares for which the trustee does not receive instructions by 11:59 p.m. Eastern Time, Tuesday, May 4, 2010, will be voted by the trustee in the same proportion as the shares for which valid instructions are received from other participants in the applicable plan.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

‡ FOLD AND DETACH HERE ‡

You can now access your MARRIOTT INTERNATIONAL, INC. account online.

Access your MARRIOTT INTERNATIONAL, INC. shareholder/stockholder account online via Investor ServiceDirect® (ISD).

The transfer Agent for MARRIOTT INTERNATIONAL, INC., now makes it easy and convenient to get current information on your shareholder account.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

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TOLL FREE NUMBER:	1-800-311-4816

PRINT AUTHORIZATION
To commence printing on this proxy card please sign, date and fax this card to: 732-802-0260
SIGNATURE:	DATE:
☐ Mark this box if you would like the Proxy Card EDGARized: ☐ ASCII ☐ EDGAR II (HTML)
(THIS BOXED AREA DOES NOT PRINT) Registered Quantity 94,000.00

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Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

ITEM 1– ELECTION OF 11 DIRECTORS (The Board of Directors recommends a vote FOR each of these nominees)

01 J.W. Marriott, Jr.	FOR	AGAINST	ABSTAIN	05 Debra L. Lee	FOR	AGAINST	ABSTAIN	09 W. Mitt Romney	FOR	AGAINST	ABSTAIN
	☐	☐	☐		☐	☐	☐		☐	☐	☐

02 John W. Marriott III	FOR	AGAINST	ABSTAIN	06 George Muñoz	FOR	AGAINST	ABSTAIN	10 William J. Shaw	FOR	AGAINST	ABSTAIN
	☐	☐	☐		☐	☐	☐		☐	☐	☐

03 Mary K. Bush	FOR	AGAINST	ABSTAIN	07 Harry J. Pearce	FOR	AGAINST	ABSTAIN	11 Lawrence M. Small	FOR	AGAINST	ABSTAIN
	☐	☐	☐		☐	☐	☐		☐	☐	☐

04 Lawrence W. Kellner	FOR	AGAINST	ABSTAIN	08 Steven S Reinemund	FOR	AGAINST	ABSTAIN
	☐	☐	☐		☐	☐	☐

ITEM 2 –	RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

	FOR	AGAINST	ABSTAIN
(The Board of Directors recommends a vote FOR Item 2)	☐	☐	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

    517140-1

‡  FOLD AND DETACH HERE  ‡

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time on Thursday, May 6, 2010 the day before the meeting.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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